                               AGREEMENT AND PLAN
                          OF MERGER AND REORGANIZATION

         Agreement and Plan of Merger and Reorganization ("Agreement") is made and entered into as of November 3, 2000, by and among I-many, Inc., a Delaware corporation ("Parent"); Cimian Corporation, Delaware corporation ("Merger Sub"), Chi-Cor Information Management, Inc., an Illinois corporation (the "Company"); the stockholders of the Company executing this Agreement below or executing the counterpart signature pages to this Agreement at a later date (each a "Stockholder" and, collectively, the "Stockholders"); and Karl F. Effgen ("Effgen"), as agent for the stockholders of the Company (the "Agent"). Certain other capitalized terms used in this Agreement are defined in Exhibit A.

                                    RECITALS

The Company's authorized capital stock consists of 1,000,000 shares of common stock, without par value ("Company Common Stock"), of which 632,290 shares are issued and outstanding.

The Stockholders legally and beneficially own a total of 632,290 shares of the Company Common Stock constituting all of the outstanding capital stock Company. The Stockholders also have the right to purchase 90,468 shares of Company Common Stock pursuant to certain stock option plans and agreements, all of which are to be terminated prior to the Effective Time (as defined below).

Merger Sub has been duly organized and is currently existing under the laws of the State of Delaware, having been incorporated solely for the purpose of completing the transactions contemplated hereby, and is a wholly owned subsidiary of Parent.

The parties contemplate that the Company will merge with and into Merger Sub (the "Merger") in exchange for consideration provided by Parent, and that Merger Sub will be the surviving corporation of the Merger, pursuant to the applicable provisions of the Delaware General Corporation Law (the "DGCL") and the Illinois Business Corporation Act (the "IBCA"), and on the terms and subject to the conditions set forth in this Agreement.

ACCORDINGLY, for good and valuable consideration, receipt and sufficiency of which is acknowledged, the parties agree as follows.

1.       DESCRIPTION OF THE TRANSACTION.

1.1 THE MERGER. Subject to the terms and conditions of this Agreement, the DGCL and the IBCA, as of the Effective Time, Merger Sub and the Company shall consummate a merger in which (i) the Company shall be merged with and into Merger Sub, and the separate corporate existence of the Company shall thereupon cease, (ii) Merger Sub shall be the successor or surviving corporation (sometimes hereinafter referred to as the "Surviving Corporation") and shall continue to be governed by the laws of Delaware and (iii) the Surviving Corporation shall continue unaffected by the Merger. The Merger shall have the effects set forth in the DGCL and the IBCA.


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

1.2 EFFECTIVE TIME. As soon as practicable after all of the conditions set forth in Articles 5 and 6 have been satisfied or waived, subject to the terms and conditions of this Agreement, Merger Sub and Parent shall (a) cause to be prepared and executed a Delaware certificate of merger in substantially the form attached as Exhibit 1.2(a) (the "DE Certificate of Merger"); (b) cause to be prepared and executed an Illinois articles of merger in substantially the form attached as Exhibit 1.2(b) (the "IL Articles of Merger"); and (c) cause the DE Certificate of Merger to be filed with the Delaware Secretary of State as provided in the DGCL and cause the IL Articles of Merger to be filed with the Illinois Secretary of State as provided in the IBCA. The Merger shall become effective on the date that the DE Certificate of Merger is duly filed with the Delaware Secretary of State and IL Articles of Merger is duly filed with the Illinois Secretary of State (the "Effective Time"). It is the intent of the Parties that the Effective Time occur on the Closing Date or, if not practicable, on the earliest practicable day immediately thereafter.

1.3 THE CLOSING. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at 10:00 a.m. (Boston, Massachusetts time) on November 9, 2000, at the offices of Lucash, Gesmer & Updegrove, LLP, 40 Broad Street, Boston, Massachusetts 02109, or on such other date or at such other location as may be agreed to by the Parties (the "Closing Date").

1.4 GOVERNING DOCUMENTS. the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided therein or under the DGCL. As of the Effective Time, First Article of the Certificate of Incorporation of the Surviving Corporation shall be amended as follows: "The name of the corporation is ChiCor, Inc." The By-Laws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the By-Laws of the Surviving Corporation until thereafter amended as provided therein or in the Certificate of Incorporation.

1.5 BOARD OF DIRECTORS AND OFFICERS. The members of the Board of Directors and the Officers of Merger Sub immediately prior to the Effective Time shall be the members of the Board of Directors and the Officers, respectively, of the Surviving Corporation from and after the Effective Time, and shall serve as such until their successors have been duly elected, appointed or qualified or until their earlier death, resignation or removal in accordance with the Certificate of Incorporation and By-Laws of the Surviving Corporation.

1.6 MECHANICS OF CONVERSION. At the Effective Time, (i) the issued and outstanding shares of Company Common Stock of each Stockholder (other than Dissenting Shares) shall be converted into and represent the right to receive the Merger Consideration described in Section 1.6(a) and (b) below, to be allocated as provided in this Section 1.6 (subject to Section 1.8 below), (ii) the shares of Company Common Stock shall be canceled and retired and shall cease to exist, (iii) all shares of Company Common Stock held in the treasury of the Company or owned by any subsidiary of the Company immediately prior to the Effective Time shall be canceled and retired without payment of any consideration therefor, and shall cease to exist; and (iv) each share of


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

capital stock of Merger Sub issued and outstanding as of the Effective Time shall remain issued and outstanding and held by Parent.

          (a) CASH AT CLOSING. At Closing, the amount of Four Million Nine Hundred Forty-Four Thousand Dollars ($4,944,000) in cash, of which (i) Three Million Seven Hundred Forty-Four Thousand Dollars ($3,744,000) shall be allocated, pro rata according to relative stockholdings to Effgen and Chi-Cor Information Mangaement, Inc. Employee Profit Sharing Plan and Trust Fund C for the benefit of Karl F. Effgen ("Effgen Trust"), and (ii) One Million Two Hundred Thousand Dollars ($1,200,000) shall be allocated, pro rata according to relative stockholdings (which shall include the Dissenting Shares), to the Stockholders other than Effgen and Effgen Trust (the "Other Stockholders").

          (b) SHARES AT CLOSING. Subject to Section 1.8(b), at the Closing, shares of Parent Common Stock with an aggregate Fair Market Value equal to Four Million Nine Hundred Forty-Four Thousand Dollars ($4,944,000) shall be issued and allocated, pro rata according to relative stockholdings, to the Other Stockholders (the "Exchanged Shares"). Such Exchanged Shares shall be restricted shares for purposes of applicable securities laws and subject to
     Section 1.7.

          (c) EARN-OUT.

                  (i) The Stockholders shall be eligible to receive earn-out payments depending upon satisfaction of the performance criteria as set out in Exhibit 1.6(c)(ii) in calendar year 2001. One half of the value of the earn-out will be paid in unregistered Parent Common Stock valued at the Fair Market Value (the "Earn-out Shares"), and the other half of the value of the earn-out will be paid in cash, both in the manner prescribed in Section 1.6(c)(iv) below.

                  (ii) The earn-out payments will be based upon achievement of quarterly 2001 targets as set out in Exhibit 1.6(c)(ii). Earn-out payments will be made within forty-five (45) days of the end of each calendar quarter; provided, that earn-out payments made with respect to the last calendar quarter of 2001 shall be made prior to April 30, 2002.

                  (iii) As a basis for achieving the earn-out, the parties have agreed upon the detailed operating plan for the 15 months beginning October 1, 2000, as set out in Exhibit 1.6(c)(iii). The operating plan may be modified from time-to-time throughout the earn-out period as determined as follows:

                           (A) the operating plan may be modified at any time by
                  the consent of such of Effgen and Vollman as are then employed by Parent or any affiliate of Parent, and the CEO of Parent and the Executive Vice President of Parent;

                           (B) if, as of June 30, 2001 or September 30, 2001,
                  the Surviving Corporation has not obtained at least 60% of the applicable Quarterly Target Revenues and Quarterly Target Operating Profits during the period from the Closing Date through June 30, 2001 or September 30, 2001, as applicable, the operating plan may be modified as approved by the board of directors of Parent;


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

                           (C) to the extent that clauses (A) and (B) do not
                  apply, Parent may modify the operating plan, provided that Parent shall make earn-out payments pursuant to Section 1.6 with respect to each quarter ending after the effective date of such modification as if the Surviving Corporation attained 100% of Quarterly Target Revenue and Quarterly Target Operating Profit for the applicable calendar quarter; and

                            (D) if the employment of Effgen, Vollman, Rich Jones
                  or Jim Montrie with the Parent or its affiliate is terminated by Parent or its affiliate (acting through its President) prior to December 31, 2001, other than a termination approved by a majority of Messrs. Effgen, Vollman, Jones or Montrie or a termination for "cause" (as defined in each such person's employment agreement), Parent shall make earn-out payments pursuant to Section 1.6 with respect to each quarter ending after the effective date of such termination as if the Surviving Corporation obtained 100% of Quarterly Target Revenue and Quarterly Target Operating Profit for the applicable calendar quarter. The phrase "terminated by Parent or its affiliate" shall not include termination of employment by reason of permanent disability (as defined in each such person's employment agreement) or death.

                   (iv) The earn-out payments shall be allocated, in equal parts Earn-out Shares and cash, as follows:

                           (A) The first One Hundred Eighty Thousand Dollars
                  ($180,000) cash, and the first Earn-out Shares up to an aggregate stock Fair Market Value of One Hundred Eighty Thousand Dollars ($180,000) shall be allocated, pro rata according to relative stockholdings, to the Other Stockholders;

                           (B) Thereafter, any remaining earn-out payments shall
                  be allocated among all Stockholders, including Effgen and Effgen Trust, pro rata according to relative stockholdings.

                  (iv) All Earn-out Shares shall be restricted shares for purposes of applicable securities laws and subject to Section 1.7.

         (d) FRACTIONAL SHARES. Notwithstanding the above, no fraction of a share of Parent Common Stock will be issued in connection with the Merger, but in lieu thereof, each holder of shares of Company Common Stock who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock to be received by such holder) shall be entitled to receive from Parent an amount of cash (rounded up to the nearest whole cent) equal to the product of (a) such fraction, multiplied by (b) the Fair Market Value.

1.7  REGISTRATION RIGHTS AND LOCK-UP OF EXCHANGED SHARES AND EARN-OUT SHARES.


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

         (a) Prior to the First Anniversary of the Closing Date, Parent shall file with the SEC, within 45 days following the request therefor by the holders of a majority of the Exchanged Shares and Earn-out Shares issued to the Stockholders in the Merger as of the date of such request, a registration statement on Form S-3 (a "Stockholder Registration Statement") covering the resale to the public by the Stockholders of all of the Earn-out Shares issued or to be issued prior to, or by, August 1, 2001 and fifty percent (50%) of the Exchanged Shares (collectively, the "Pre-Anniversary Shares"). Parent shall use commercially reasonable efforts to cause such Stockholder Registration Statement to be declared effective by the SEC as soon as practicable, PROVIDED that the request of the Stockholders made pursuant to the preceding sentence shall not be made prior to June 1, 2001 and such Stockholder Registration Statement shall not be declared effective prior to August 1, 2001. Parent shall cause such Stockholder Registration Statement to remain effective until the date of the first anniversary of the Closing Date or such earlier time as all of the Pre-Anniversary Shares covered by such Stockholder Registration Statement have been sold pursuant thereto. Parent shall not be required to effect more than one registration pursuant to this Section 1.7(a).

         (b) On or after the first anniversary of the Closing Date, as applicable, Parent shall file with the SEC, within 45 days following the request therefor by the holders of a majority of the Exchanged Shares and Earn-out Shares issued to the Stockholders in the Merger as of the date of such request less all Pre-Anniversary Shares previously registered pursuant to Section 1.7(a) above, a Stockholder Registration Statement on Form S-3 covering the resale to the public by the Stockholders of all of the Exchanged Shares and Earn-out Shares issued or to be issued prior to, or by, the first anniversary of the Closing Date less all Pre-Anniversary Shares that have been previously registered pursuant to Section 1.7(a) above (collectively, the "Additional Registrable Shares"). Parent shall use commercially reasonable efforts to cause such Stockholder Registration Statement to be declared effective by the SEC as soon as practicable, PROVIDED that the request of the Stockholders made pursuant to the preceding sentence shall not be made earlier than 45 days prior to the first anniversary of the Closing Date and such Stockholder Registration Statement shall not be declared effective prior to the first anniversary of the Closing Date. Parent shall cause such Stockholder Registration Statement to remain effective for sixty (60) days or such earlier time as all of the Additional Registrable Shares covered by such Stockholder Registration Statement have been sold pursuant thereto. Parent shall not be required to effect more than one registration pursuant to this Section 1.7(b).

         (c) To the extent Earn-out Shares are issued to Stockholders after a Stockholder Registration Statement has been filed with the SEC pursuant to
Section 1.7(b) above (the "Remaining Earn-out Shares"), Parent shall file with the SEC, within 45 days following the request therefor by the holders of a majority of the Remaining Earn-out Shares, a Stockholder Registration Statement on Form S-3 covering the resale to the public by the Stockholders of all of the Remaining Earn-out Shares. Parent shall use commercially reasonable efforts to cause such Stockholder Registration Statement to be declared effective by the SEC as soon as practicable, PROVIDED that the request of the Stockholders made pursuant to the preceding sentence shall not be made until Parent and the Agent (on behalf of the Stockholders) agree that all Earn-out Shares have been issued pursuant to Section 1.6(c). Parent shall cause such Stockholder Registration Statement to remain effective for sixty (60) days or such earlier time as all of the Remaining Earn-out Shares covered by such Stockholder Registration Statement have


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

been sold pursuant thereto. Parent shall not be required to effect more than one registration pursuant to this Section 1.7(c).

         (d) Parent may, by written notice to the Stockholders, (i) delay the filing or effectiveness of a Stockholder Registration Statement or (ii) suspend a Stockholder Registration Statement after effectiveness and require that the Stockholders immediately cease sales of shares pursuant to such Stockholder Registration Statement, in the event that (A) Parent files a registration statement (other than a Stockholder Registration Statement, or a registration statement on Form S-8 or its successor form) with the SEC for a public offering of its securities or (B) Parent is engaged in any activity or transaction or preparations or negotiations for any activity or transaction that Parent desires to keep confidential for business reasons, if Parent determines in good faith that the public disclosure requirements imposed on Parent under the Securities Act in connection with such Stockholder Registration Statement would require disclosure of such activity, transaction, preparations or negotiations.

         (e) If Parent delays or suspends a Stockholder Registration Statement or requires the Stockholders to cease sales of shares pursuant to Section 1.7(d) above, Parent shall, as promptly as practicable following the termination of the circumstance which entitled Parent to do so, take such actions as may be necessary to file or reinstate the effectiveness of such Stockholder Registration Statement and/or give written notice to all Stockholders authorizing them to resume sales pursuant to such Stockholder Registration Statement. If as a result thereof the prospectus included in such Stockholder Registration Statement has been amended to comply with the requirements of the Securities Act, Parent shall enclose such revised prospectus with the notice to Stockholders given pursuant to this Section 1.7(e), and the Stockholders shall make no offers or sales of shares pursuant to such Stockholder Registration Statement other than by means of such revised prospectus.

         (f) If at any time or times after December 31, 2000 Parent first files a registration statement to register any shares of its Common Stock under the Securities Act for sale to the public (except with respect to registration statements on Form S-4, S-8 or another form not available for registering the Exchanged Shares and Earn-out Shares for sale to the public) for its own account or for the account of any other Person, Parent will prior to the effectiveness of the registration statement relating thereto give written notice thereof to all holders of Exchanged Shares and Earn-out Shares. If within twenty (20) days after receipt of such notice one or more such holders request the inclusion of some or all of the Exchanged Shares and Earn-out Shares owned by them in such registration, Parent will use commercially reasonable efforts to effect the registration under the Securities Act of such Exchanged Shares and Earn-out Shares, subject to the limitation set out below. In the case of the registration of shares of capital stock by Parent in connection with any underwritten public offering, if the underwriter(s) determines that marketing factors require a limitation on the number of shares to be offered, subject to the following sentence, Parent shall not be required to register shares (including without limitation Exchanged Shares and Earn-out Shares) in excess of the amount (the "Additional Number"), if any, of shares of the capital stock which the principal underwriter of such underwritten offering shall reasonably and in good faith agree to include in such offering in addition to any amount to be registered for the account of Parent and/or such other person on whose account Parent had initially sought to register the shares or who otherwise has rights to include such shares in the


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

offering which are senior to the rights of the holders of Exchanged Shares and Earn-out Shares. If any limitation of the Additional Number of shares to be registered is required pursuant to this Section 1.7(f), then, subject to Section 1.7(k), the holders of Exchanged Shares and Earn-out Shares who have requested registration and the other holders of securities who have requested to include securities in such registration shall participate in the registration pro rata (up to the Additional Number of shares) based upon their total ownership of shares of Parent Common Stock.

         (g) Each Stockholder Registration Statement in connection with Section 1.7(a), 1.7(b) or 1.7(c), and each registration statement in connection with
Section 1.7(f) (each an "Optional Registration Statement"), shall be in accordance with the following registration procedures:

                  (i) In connection with the filing by Parent of a Stockholder Registration Statement or an Optional Registration Statement, as applicable, Parent shall furnish to each Stockholder a copy of the prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act.

                  (ii) Parent shall use commercially reasonable efforts to register or qualify the Exchanged Shares and Earn-out Shares covered by a Stockholder Registration Statement or an Optional Registration Statement, as applicable, under the securities laws of each state of the United States; provided, however, that Parent shall not be required in connection with this clause (ii) to qualify as a foreign corporation or execute a general consent to service of process in any jurisdiction.

                  (iii) If Parent has delivered preliminary or final prospectuses to the Stockholders and after having done so the prospectus is amended or supplemented to comply with the requirements of the Securities Act, Parent shall promptly notify the Stockholders and, if requested by Parent, the Company Stockholders shall immediately cease making offers or sales of shares under a Stockholder Registration Statement or an Optional Registration Statement, as applicable, and return all prospectuses to Parent. Parent shall promptly provide the Stockholders with revised or supplemented prospectuses and, following receipt of the revised or supplemented prospectuses, the Company Stockholders shall be free to resume making offers and sales under such Stockholder Registration Statement or Optional Registration Statement.

                  (iv) Parent shall pay the expenses incurred by it in complying with its obligations under this Agreement, including all registration and filing fees, exchange listing fees, fees and expenses of counsel for Parent, and fees and expenses of accountants for Parent, but excluding (A) any brokerage fees, selling commissions or underwriting discounts incurred by the Stockholders in connection with sales under a Stockholder Registration Statement or an Optional Registration Statement and (B) the fees and expenses of any counsel retained by the Stockholders.

         (h) Parent shall not be required to include any Exchanged Shares or Earn-out Shares in a Stockholder Registration Statement or an Optional Registration Statement, as applicable, unless:


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

                  (i) the Stockholder owning such shares furnishes to Parent in writing such information regarding such Stockholder and the proposed sale of such shares by such Stockholder as Parent may reasonably request in writing in connection with such Stockholder Registration Statement or Optional Registration Statement, as applicable, or as shall be required in connection therewith by the SEC or any state securities law authorities;

                  (ii) such Stockholder shall have provided to Parent its written agreement satisfactory in form and substance to Parent:

                           (A) to indemnify Parent and each of its directors and
                  officers against, and hold Parent and each of its directors and officers harmless from, any losses, claims, damages, expenses or liabilities (including reasonable attorneys fees) to which Parent or such directors and officers may become subject by reason of any statement or omission in such Stockholder Registration Statement or Optional Registration Statement, as applicable, made in reliance upon, or in conformity with, a written statement by such Stockholder furnished pursuant to this Section 1.7(h); and

                           (B) to report to Parent sales made pursuant to such
                  Stockholder Registration Statement or Optional Registration Statement, as applicable.

         (i) Parent agrees to indemnify and hold harmless each Stockholder whose shares are included in a Stockholder Registration Statement against any losses, claims, damages, expenses or liabilities to which such Stockholder may become subject by reason of any untrue statement of a material fact contained in such Stockholder Registration Statement or any omission to state therein a fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such losses, claims, damages, expenses or liabilities arise out of or are based upon information furnished to Parent by or on behalf of a Stockholder for use in such Stockholder Registration Statement. Parent shall have the right to assume the defense and settlement of any claim or suit for which Parent may be responsible for indemnification under this Section 1.7(i).

         (j) Stockholders may not sell, pledge, dispose of or otherwise transfer any of the Exchanged Shares or Earn-out Shares (or any shares of Parent Common Stock received on account thereof pursuant to any stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event, or any distribution to holders of Parent Common Stock other than a normal cash dividend) that have not been registered pursuant to Section 1.7.

         (k) Notwithstanding anything herein to the contrary, the rights of the Stockholders pursuant to this Section 1.7 (i) are subject and subordinate to the registration rights of any other stockholders of Parent pursuant to any agreement in effect on the date hereof, and (ii) shall not apply to any of the Exchanged Shares and Earn-out Shares that could be reofferd or otherwise disposed of under Section 144 or the Securities Act.


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

1.8      ESCROW.

         (a) Reference is made to the Escrow Agreement which shall be dated as of the Effective Time among Parent, the Representative (as defined in the Escrow Agreement), the Company, and the escrow agent named therein (the "Escrow Agent") in the form of EXHIBIT 1.8 hereto (the "Escrow Agreement"). The Escrow Agreement is being entered into for the purpose of securing the indemnification obligations of the Stockholders under Article 8 of this Agreement.

         (b) At the Effective Time, Parent shall deposit (i) twenty percent (20%) of the aggregate number of Exchanged Shares otherwise issuable to the Stockholders pursuant to Section 1.6(b) above (the "General Escrow Shares") and
(ii) a number of Exchanged Shares which aggregate Fair Market Value shall equal $684,140 (the "Special Escrow Shares", and collectively with the General Escrow Shares, the "Escrow Shares"), in escrow as a partial source of payment for the indemnification obligations of the Stockholders under Article 8 of this Agreement. The Escrow Shares shall be held and disbursed pursuant to the terms of this Agreement and the Escrow Agreement.

         (c) The adoption of this Agreement and the approval of the Merger by the Stockholders shall constitute approval of the Escrow Agreement and of all of the arrangements relating thereto, including without limitation the placement of the Escrow Shares in escrow.

         (d) Any liabilities of the Stockholders pursuant to Article 8, shall be paid out of the Escrow Shares (to the extent then held in escrow) pursuant to the terms and conditions of the Escrow Agreement before recourse to any other source, except for insurance that actually covers such claim.

1.9 EMPLOYEE STOCK OPTIONS. Each Person who has elected to exercise a Company Option at or prior to the Closing shall be considered a "Stockholder" for all purposes of this Agreement at the Closing and thereafter.

1.10 DISSENTING SHARES.

         (a) Notwithstanding any provision of this Agreement to the contrary, any shares of Company Common Stock held by a holder who has demanded and perfected appraisal rights for such shares in accordance with the IBCA (including without limitation the provisions of Sections 11.65 and 11.70 thereof) and who, as of the Effective Time, has not effectively withdrawn or lost such appraisal or dissenters' rights ("Dissenting Shares") shall not be converted into or represent a right to receive the Merger Consideration pursuant to Section 1.6, but the holder thereof shall only be entitled to such rights as are granted by the IBCA.

         (b) Notwithstanding the provisions of subsection (a) above, if any holder of shares of Company Common Stock who demands appraisal of such shares under the IBCA shall effectively withdraw or lose (through failure to perfect or otherwise) the right to appraisal, then, as of the later of (i) the Effective Time or (ii) the occurrence of such event, such holder's shares shall automatically be converted into and represent only the right to receive Merger Consideration as provided in Section 1.6, if any, without interest thereon, upon surrender of the certificate representing such shares.

         (c) The Company shall give Parent (i) prompt notice of its receipt of any written demands for appraisal of any shares of Company Common Stock, withdrawals of such demands, and any other instruments relating to the Merger served pursuant to the IBCA and received by the Company and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the IBCA. The Company shall not, except with the prior written consent of Parent or as may be required under applicable law, voluntarily make any payment with respect to any demands for appraisal of Company Common Stock or offer to settle or settle any such demands.

1.11 CLOSING OF THE COMPANY'S TRANSFER BOOKS. At the Effective Time, holders of certificates representing shares of the Company's capital stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of the Company, and the stock transfer books of the Company shall be closed with respect to all shares of such capital stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of the Company's capital stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any of such shares of the Company's capital stock (a "Company Stock Certificate") is presented to the Surviving Corporation or Parent, such Company Stock Certificate shall be canceled and shall be exchanged as provided in Section 1.6.

1.12   CANCELLATION OF CERTIFICATES.

     (a) At or as soon as practicable after the Effective Time, the holders of Company Stock Certificates shall surrender their Company Stock Certificates in exchange for the Merger Consideration set forth in Section 1.6 (excluding the Escrow Shares). Upon surrender of a Company Stock Certificate to Parent, together with a duly executed letter of transmittal and such other documents as may be reasonably required by Parent, the holder of such Company Stock Certificate shall be entitled to receive in exchange therefor the Merger Consideration that such holder has the right to receive pursuant to the provisions of Section 1.6 (excluding the Escrow Shares), and the Company Stock Certificate so surrendered shall be canceled. Until surrendered as contemplated by this Section 1.12, each Company Stock Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive upon such surrender the Merger Consideration as contemplated by Section 1.6. If any Company Stock Certificate shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition precedent to the payment of any merger consideration, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an appropriate affidavit and to deliver a bond (in such sum as Parent may reasonably direct) as indemnity against any claim that may be made against Parent or the Surviving Corporation with respect to such Company Stock Certificate.

     (b) Parent and the Surviving Corporation shall be entitled to deduct and withhold from the consideration payable or otherwise deliverable to any holder or former holder of capital stock of the Company pursuant to this Agreement such amounts as Parent or the Surviving Corporation may be required to deduct or withhold therefrom under the Code or under any provision of state, local or foreign tax law. To the extent such amounts are so deducted or withheld, and delivered to the applicable state, local or foreign tax authorities, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

Neither Parent nor the Surviving Corporation shall be liable to any holder or former holder of capital stock of the Company for any amounts delivered to any public official pursuant to any applicable abandoned property, escheat or similar law.

2.       REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE STOCKHOLDERS.

         The Company and the Stockholders, jointly and severally, represent and warrant, to and for the benefit of the Indemnitees, and except as set forth on the Disclosure Schedule attached hereto, as follows: Disclosures made under one subsection heading of the Disclosure Schedule shall be deemed as disclosure relating to one or more other subsections of this Agreement to the extent such disclosure would be appropriate in such other subsection, provided that such disclosure is either cross-referenced or the substance of such disclosure is reasonably evident from the context thereof.

2.1      DUE ORGANIZATION; NO SUBSIDIARIES; ETC.

     (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Company Contracts. (b) The Company has not conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or other name, other than the names listed in Part 2.1 of the Disclosure Schedule.

     (c) The Company is not and has not been required to be qualified, authorized, registered or licensed to do business as a foreign corporation in any jurisdiction other than the jurisdictions identified in Part 2.1 of the Disclosure Schedule, except where the failure to be so qualified, authorized, registered or licensed has not had and will not have a Material Adverse Effect on the Company. The Company is in good standing as a foreign corporation in each of the jurisdictions identified in Part 2.1 of the Disclosure Schedule.

     (d) Part 2.1 of the Disclosure Schedule accurately sets forth (i) the names of the members of the Company's board of directors, (ii) the names of the members of each committee of the Company's board of directors, and (iii) the names and titles of the Company's officers.

     (e) The Company does not own any controlling interest in any Entity and the Company has never owned, beneficially or otherwise, any shares or other securities of, or any direct or indirect equity interest in, any Entity. The Company has not agreed and is not obligated to make any future investment in or capital contribution to any Entity. The Company has not guaranteed and is not responsible or liable for any obligation of any of the Entities in which it owns or has owned any equity interest.

2.2 ARTICLES OF INCORPORATION AND BYLAWS; RECORDS. The Company has delivered to Parent accurate and complete copies of: (1) the Company's Articles of Incorporation and bylaws, including all amendments thereto; (2) the stock records of the Company; and (3) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the stockholders of the Company, the board of directors of the Company and all committees of the board of directors of the Company. There have been no formal meetings or other proceedings of the stockholders of the Company, the board of directors of the Company or any committee of the board of directors of the Company that are not fully reflected in such minutes or other records. There has not been any violation of any of the provisions of the Company's Articles of Incorporation or bylaws, and the Company has not taken any action that is inconsistent in any material respect with any resolution adopted by the Company's stockholders, the Company's board of directors or any committee of the Company's board of directors. The books of account, stock records and other records of the Company are accurate, up-to-date and complete in all material respects, and have been maintained in accordance with prudent business practices.

2.3     CAPITALIZATION, ETC.

        (a) Immediately prior to the Closing, the authorized capital stock of the Company shall consist of 1,000,000 shares of common stock, without par value ("Company Common Stock"), of which 722,758 shares of Company Common Stock shall be issued and outstanding, and no other class of capital stock of the Company shall be authorized or outstanding. Immediately prior to the Closing all of the outstanding shares of Company Common Stock shall have been duly authorized and validly issued, and shall be fully paid and non-assessable. All shares of the Company's equity securities are subject to a repurchase option that is held by the Company pursuant to an Amended Buy-Sell Agreement dated as of October 23, 1998, a copy of which has been previously delivered to Parent.

        (b) Part 2.3 of the Disclosure Schedule accurately sets forth each of the record and beneficial holders of the outstanding capital stock of the Company, including without limitation the name, address and number of shares of each, as of the time immediately prior to the Closing. As of the time immediately prior to the Closing, there shall be no: (i) outstanding Company Option; (ii) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of the Company; (iii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of the Company; (iv) Contract under which the Company is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; (v) Contract under which the Company is or may become obligated to, or have the right to, repurchase any shares of the capital stock or other securities of the Company; or (vi) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person has, or is entitled to acquire or receive, any shares of capital stock or other securities of the Company.

        (c) All outstanding shares of Company Common Stock have been issued and granted in compliance with (i) all applicable securities laws and other applicable Legal Requirements, and (ii) all requirements set forth in applicable Contracts.

        (d) The Company has not, in the five years prior to the date of this Agreement, repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities of the Company.

2.4      FINANCIAL STATEMENTS.

        (a) The Company has delivered to Parent the following financial statements and notes (collectively, the "Company Financial Statements"):

          (i) The audited balance sheets of the Company as of June 30, 2000 (the "Statement Date"), 1999 and 1998, and the related audited income statements, statements of stockholders' equity and statements of cash flows of the Company for the years then ended, together with the notes thereto and the unqualified report and opinion of Selden, Fox & Associates, LTD relating thereto;

          (ii) the unaudited balance sheet of the Company (the "Interim Balance Sheet") as of September 30, 2000, and the related unaudited income statement of the Company for the period then ended; and

        (b) The Company Financial Statements are accurate and complete in all material respects and present fairly the financial position of the Company as of the respective dates thereof and the results of operations and (in the case of the financial statements referred to in Section 2.4(a)(i)) cash flows of the Company for the periods covered thereby. The Company Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered (except that the financial statements referred to in Section 2.4(a)(ii) do not contain footnotes and are subject to normal and recurring year-end audit adjustments, which will not, individually or in the aggregate, be material in magnitude).

2.5      ABSENCE OF CHANGES.   Since the Statement Date:

        (a) there has not been any material adverse change in the Company's business, condition, assets, liabilities, operations, financial performance or prospects, and, to the knowledge of the Company and the Stockholders, no event has occurred that will, or could reasonably be expected to, have a Material Adverse Effect on the Company;

         (b) there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the Company's assets (whether or not covered by insurance);

        (c) the Company has not declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock, and has not repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities;

        (d) the Company has not sold, issued or authorized the issuance of (i) any capital stock or other security (except for Company Common Stock issued upon the exercise of outstanding Company Options), (ii) any option or right to acquire any capital stock or any other security, or (iii) any instrument convertible into or exchangeable for any capital stock or other security;

        (e) the Company has not amended or waived any of its rights under, or permitted the acceleration of vesting under, (i) any provision of its Stock Option Plans, (ii) any provision of any agreement evidencing any outstanding Company Option, or (iii) any restricted stock purchase agreement;

        (f) there has been no amendment to the Company's Articles of Incorporation or bylaws, and the Company has not effected or been a party to any Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

         (g) the Company has not formed any subsidiary or acquired any equity interest or other interest in any other Entity;

        (h) the Company has not made any capital expenditure which, when added to all other capital expenditures made on behalf of the Company since the Statement Date, exceeds $25,000;

        (i) the Company has not (i) entered into or permitted any of the assets owned or used by it to become bound by any Contract that is or would constitute a Material Contract (as defined in Section 2.10(a)), or (ii) amended or prematurely terminated, or waived any material right or remedy under, any such Contract;

        (j) the Company has not (i) acquired, leased or licensed any right or other asset from any other Person, (ii) sold, transferred, assigned or otherwise disposed of, or leased or licensed, any right or other asset to any other Person, or (iii) waived or relinquished any right, except for immaterial rights or other immaterial assets acquired, leased, licensed or disposed of in the ordinary course of business and consistent with the Company's past practices;

         (k) the Company has not written off as uncollectible, or established any extraordinary reserve with respect to, any account receivable or other indebtedness;

        (l) the Company has not made any pledge of any of its assets or otherwise permitted any of its assets to become subject to any Encumbrance, except for pledges of immaterial assets made in the ordinary course of business and consistent with the Company's past practices;

        (m) the Company has not (i) lent money to any Person (other than pursuant to routine travel advances made to employees in the ordinary course of business), or (ii) incurred or guaranteed any indebtedness for borrowed money;

        (n) the Company has not (i) established or adopted any Employee Benefit Plan, (ii) paid any bonus or made any profit-sharing or similar payment to, or increased the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees, or (iii) hired any new employee;

         (o) the Company has not changed any of its methods of accounting or accounting practices in any respect;

         (p) the Company has not made any Tax election;

         (q) the Company has not commenced or settled any Legal Proceeding;

         (r) the Company has not entered into any material transaction or taken any other material action outside the ordinary course of business or inconsistent with its past practices; and

         (s) the Company has not agreed or committed to take any of the actions referred to in clauses (c) through (r) above.

2.6      TITLE TO ASSETS.

         (a) The Company owns, and has good, valid and marketable title to, all assets purported to be owned by it, including: (i) all assets reflected on the Interim Balance Sheet; (ii) all assets referred to in the Disclosure Schedule including all of the Company's rights under the Contracts identified in Part
2.10 of the Disclosure Schedule; and (iii) all other assets reflected in the Company's books and records as being owned by the Company. All of said assets are owned by the Company free and clear of any liens or other Encumbrances, except for (x) any lien for current taxes not yet due and payable, and (y) minor liens that have arisen in the ordinary course of business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of the Company.

         (b) Part 2.6 of the Disclosure Schedule identifies all assets that are material to the business of the Company which are being leased or licensed to the Company.

2.7      BANK ACCOUNTS; RECEIVABLES.

         (a) Part 2.7(a) of the Disclosure Schedule provides accurate information with respect to each account maintained by or for the benefit of the Company at any bank or other financial institution.

         (b) Part 2.7(b) of the Disclosure Schedule provides an accurate and complete breakdown and aging of all accounts receivable, notes receivable and other receivables of the

Company as of the Statement Date. All existing accounts receivable of the Company (including those accounts receivable reflected on the Interim Balance Sheet that have not yet been collected and those accounts receivable that have arisen since the Statement Date and have not yet been collected) (i) represent valid obligations of customers of the Company arising from bona fide transactions entered into in the ordinary course of business, (ii) are current and will be collected in full when due, without any counterclaim or set off (net of an allowance for doubtful accounts not to exceed $30,000 in the aggregate).

2.8      EQUIPMENT; LEASEHOLD.

         (a) All material items of equipment and other tangible assets owned by or leased to the Company are adequate for the uses to which they are being put, are in good condition and repair (ordinary wear and tear excepted) and are adequate for the conduct of the Company's business in the manner in which such business is currently being conducted.

         (b) The Company does not own any real property or any interest in real property, except for the leasehold created under the real property lease identified in Part 2.10 of the Disclosure Schedule.

2.9      PROPRIETARY ASSETS.

         (a) Part 2.9(a)(i) of the Disclosure Schedule sets forth, with respect to each Company Proprietary Asset registered with any Governmental Body or for which an application has been filed with any Governmental Body, (i) a brief description of such Proprietary Asset, and (ii) the names of the jurisdictions covered by the applicable registration or application. Part 2.9(a)(ii) of the Disclosure Schedule identifies and provides a brief description of all other Company Proprietary Assets owned by the Company. Part 2.9(a)(iii) of the Disclosure Schedule identifies and provides a brief description of each Proprietary Asset licensed to the Company by any Person (except for any Proprietary Asset that is licensed to the Company under any third party software license generally available to the public at a cost of less than $10,000, and identifies the license agreement under which such Proprietary Asset is being licensed to the Company. The Company has good, valid and marketable title to all of the Company Proprietary Assets, other than those identified in Part 2.9(a)(iii) of the Disclosure Schedule, free and clear of all liens and other Encumbrances, and has a valid right to use all Proprietary Assets identified in
Part 2.9(a)(iii) of the Disclosure Schedule. The Company is not obligated to make any payment to any Person for the use of any Company Proprietary Asset. The Company has not developed jointly with any other Person any Company Proprietary Asset with respect to which such other Person has any rights.

         (b) The Company has taken all measures and precautions necessary to protect and maintain the confidentiality and secrecy of all Company Proprietary Assets (except Company Proprietary Assets whose value would be unimpaired by public disclosure) and otherwise to maintain and protect the value of all Company Proprietary Assets. The Company has not (other than pursuant to license agreements identified in Part 2.10 of the Disclosure Schedule) disclosed or delivered to any Person, or permitted the disclosure or delivery to any Person of, (i) the source code, or any portion or aspect of the source code, of any Company Proprietary Asset, or (ii) the object code, or any portion or aspect of the object code, of any Company Proprietary Asset.

         (c) None of the Company Proprietary Assets infringes or conflicts with any Proprietary Asset owned or used by any other Person. The Company is not infringing, misappropriating or making any unlawful use of, and the Company has not at any time infringed, misappropriated or made any unlawful use of, or received any notice or other communication (in writing or otherwise) of any actual, alleged, possible or potential infringement, misappropriation or unlawful use of, any Proprietary Asset owned or used by any other Person. To the knowledge of the Company and the Stockholders, no other Person is infringing, misappropriating or making any unlawful use of, and no Proprietary Asset owned or used by any other Person infringes or conflicts with, any Company Proprietary Asset.

         (d) (i) Each Company Proprietary Asset conforms in all material respects with any specification, documentation, performance standard, representation or statement made or provided with respect thereto by or on behalf of the Company; and (ii) in the two years prior to the date of this Agreement, there has not been any claim by any customer or other Person alleging that any Company Proprietary Asset (including each version thereof that has ever been licensed or otherwise made available by the Company to any Person) does not conform in all material respects with any specification, documentation, performance standard, representation or statement made or provided by or on behalf of the Company, and, to the knowledge of the Company and the Stockholders, there is no basis for any such claim.

         (e) The Company Proprietary Assets constitute all the Proprietary Assets necessary to enable the Company to conduct its business in the manner in which such business has been and is being conducted. (i) The Company has not licensed any of the Company Proprietary Assets to any Person on an exclusive basis, and (ii) the Company has not entered into any covenant not to compete or Contract limiting its ability to exploit fully any of its Proprietary Assets or to transact business in any market or geographical area or with any Person.

         (f) (i) All current and former employees of the Company have executed and delivered to the Company an agreement (containing no exceptions to or exclusions from the scope of its coverage) that is substantially identical to the form of confidential information and invention assignment agreement previously delivered to Parent, and (ii) all current and former consultants and independent contractors to the Company have executed and delivered to the Company an agreement (containing no exceptions to or exclusions from the scope of its coverage) that is substantially identical to the form of consultant confidential information and invention assignment agreement previously delivered to Parent.

2.10     CONTRACTS.

        (a)       Part 2.10 of the Disclosure Schedule identifies:

               (i) each Company Contract relating to the employment of, or the performance of services by, any employee, consultant or independent contractor;

               (ii) each Company Contract relating to the acquisition, transfer, use, development, sharing or license of any Proprietary Asset;

               (iii) each Company Contract imposing any restriction on the Company's right or ability (A) to compete with any other Person, (B) to acquire any product or other asset or any services from any other Person, to sell any product or other asset to or perform any services for any other Person or to transact business or deal in any other manner with any other Person, or (C) develop or distribute any Proprietary Asset;

               (iv) each Company Contract creating or involving any agency relationship, distribution arrangement or franchise relationship;

               (v) each Company Contract relating to the acquisition, issuance or transfer of any securities;

               (vi) each Company Contract relating to the creation of any Encumbrance with respect to any asset of the Company;

               (vii) each Company Contract involving or incorporating any guaranty, any pledge, any performance or completion bond, any indemnity or any surety arrangement;

               (viii) each Company Contract creating or relating to any partnership or joint venture or any sharing of revenues, profits, losses, costs or liabilities;

               (ix) each Company Contract relating to the purchase or sale of any product or other asset by or to, or the performance of any services by or for, any third party or Related Party (as defined in Section 2.18);

               (x) each Company Contract constituting or relating to a Government Contract or Government Bid;

               (xi) any other Company Contract that was entered into outside the ordinary course of business or was inconsistent with the Company's past practices;

               (xii) any other Company Contract that has a term of more than 60 days and that may not be terminated by the Company (without penalty) within 60 days after the delivery of a termination notice by the Company; and

               (xiii) any other Company Contract that contemplates or involves
          (A) the payment or delivery of cash or other consideration in an amount or having a value in excess of $10,000 in the aggregate, or (B) the performance of services having a value in excess of $10,000 in the aggregate.

(Contracts in the respective categories described in clauses (i) through (xiii) above are referred to in this Agreement as "Material Contracts.")

         (b) The Company has delivered to Parent accurate and complete copies of all written Contracts identified in Part 2.10 of the Disclosure Schedule, including all amendments thereto. Part 2.10 of the Disclosure Schedule provides an accurate description of the terms of each Company Contract that is not in written form. Each Contract identified in Part 2.10 of the Disclosure Schedule is valid and in full force and effect, and is enforceable by the Company in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

         (c) Except as set forth in Part 2.10 of the Disclosure Schedule:

               (i) the Company has not violated or breached, or committed any default under, any Company Contract, and, to the knowledge of the Company and the Stockholders, no other Person has violated or breached, or committed any default under, any Company Contract;

               (ii) to the knowledge of the Company and the Stockholders, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, (A) result in a violation or breach of any of the provisions of any Company Contract, (B) give any Person the right to declare a default or exercise any remedy under any Company Contract,
          (C) give any Person the right to accelerate the maturity or performance of any Company Contract, or (D) give any Person the right to cancel, terminate or modify any Company Contract;

               (iii) the Company neither (A) has received any notice or other communication regarding any actual or possible violation or breach of, or default under, any Company Contract (each a "Violation Notice") in the two years prior to the date of this Agreement, nor (B) has any Violation Notice it may have received since its inception which remain unresolved as of the date of this Agreement; and

               (iv) the Company has not waived any of its material rights under any Material Contract.

         (d) No Person is renegotiating, or has a right pursuant to the terms of any Company Contract to renegotiate, any amount paid or payable to the Company under any Material Contract or any other material term or provision of any Material Contract.

         (e) The Contracts identified in Part 2.10 of the Disclosure Schedule collectively constitute all of the Contracts necessary to enable the Company to conduct its business in the manner in which its business is currently being conducted.

         (f) Part 2.10 of the Disclosure Schedule identifies and provides a brief description of each proposed Contract as to which any bid, offer, award, written proposal, term sheet or similar document has been submitted or received by the Company since July 1, 2000.

         (g) Part 2.10 of the Disclosure Schedule provides an accurate description and breakdown of the Company's backlog under Company Contracts.

2.11 LIABILITIES. The Company has no accrued, contingent or other liabilities of any nature, either matured or unmatured (whether or not required to be reflected in financial statements in accordance with generally accepted accounting principles, and whether due or to become due), except for: (a) liabilities identified as such in the "liabilities" column of the Interim Balance Sheet; (b) accounts payable or accrued salaries that have been incurred by the Company since the Statement Date in the ordinary course of business and consistent with the Company's past practices; (c) liabilities under the Company Contracts identified in Part 2.10 of the Disclosure Schedule, to the extent the nature and magnitude of such liabilities can be specifically ascertained by reference to the text of such Company Contracts; and (d) the liabilities identified in Part
2.11 of the Disclosure Schedule.

2.12 COMPLIANCE WITH LEGAL REQUIREMENTS. The Company is, and has at all times since inception been, in compliance with all applicable Legal Requirements, except where the failure to comply with such Legal Requirements has not had and will not have a Material Adverse Effect on the Company. Since inception, the Company has not received any notice or other communication from any Governmental Body regarding any actual or possible violation of, or failure to comply with, any Legal Requirement.

2.13 GOVERNMENTAL AUTHORIZATIONS. Part 2.13 of the Disclosure Schedule identifies each material Governmental Authorization held by the Company, and the Company has delivered to Parent accurate and complete copies of all Governmental Authorizations identified in Part 2.13 of the Disclosure Schedule. The Governmental Authorizations identified in Part 2.13 of the Disclosure Schedule are valid and in full force and effect, and collectively constitute all Governmental Authorizations necessary to enable the Company to conduct its business in the manner in which its business is currently being conducted. The Company is, and at all times since inception has been, in substantial compliance with the terms and requirements of the respective Governmental Authorizations identified in Part 2.13 of the Disclosure Schedule. Since inception, the Company has not received any notice or other communication from any Governmental Body regarding (a) any actual or possible violation of or failure to comply with any term or requirement of any Governmental Authorization, or (b) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization.

2.14     TAX MATTERS.

         (a) All Tax Returns required to be filed by or on behalf of the Company with any Governmental Body with respect to any taxable period ending on or before the Closing Date (the "Company Returns") (i) have been or will be filed on or before the applicable due date (including any extensions of such due date), and (ii) have been, or will be when filed, accurately and completely prepared in all material respects in compliance with all applicable Legal Requirements. All Taxes, whether or not shown on the Company Returns, which are due on or before the Closing Date have been or will be timely paid on or before the Closing Date. The Company has delivered to Parent accurate and complete copies of all Company Tax Returns filed since inception. The Company has never been a member of any affiliated group required to file consolidated returns. The Company does not do business in any state, local, territorial or foreign taxing jurisdiction other than those for which all Returns have been furnished to Parent.

         (b) The Company Financial Statements fully accrue all actual and contingent liabilities for Taxes with respect to all periods through the dates thereof in accordance with generally accepted accounting principles. The Company will establish, in the ordinary course of business and consistent with its past practices, reserves adequate for the payment of all Taxes for the period from the Statement Date through the Closing Date, and the Company will disclose the dollar amount of such reserves to Parent on or prior to the Closing Date.

         (c) No Company Return relating to income Taxes has ever been examined or audited by any Governmental Body. There have been no examinations or audits of any Company Return. The Company has delivered to Parent accurate and complete copies of all audit reports and similar documents (to which the Company has access) relating to the Company Returns. The Company has disclosed on its Returns any reporting positions that could give rise to a substantial understatement penalty within the meaning of Code Section 6662. No extension or waiver of the limitation period applicable to any of the Company Returns has been granted (by the Company or any other Person), and no such extension or waiver has been requested from the Company.

         (d) No claim or Proceeding is pending or has been threatened against or with respect to the Company in respect of any Tax. There are no unsatisfied liabilities for Taxes (including liabilities for interest, additions to tax and penalties thereon and related expenses) with respect to any notice of deficiency or similar document received by the Company with respect to any Tax (other than liabilities for Taxes asserted under any such notice of deficiency or similar document which are being contested in good faith by the Company and with respect to which adequate reserves for payment have been established). To the best of the Company's knowledge, no deficiencies are expected to be asserted with respect to any Taxes. There are no liens for Taxes upon any of the assets of the Company except liens for current Taxes yet due and payable. The Company has not entered into or become bound by any agreement or consent pursuant to Section 341(f) of the Code. The Company is not a United States real property holding corporation within the meaning of Section 897(c)(2) and neither Parent nor the Merger Sub shall be required to withhold tax by reason of the application of
Section 1445 of the Code. Neither the Company nor any of the Stockholders are "foreign persons" as that term is defined in Section 1445 of the Code. The Company has not been, and the Company will not be, required to include any adjustment in taxable income for any tax period (or portion thereof) pursuant to
Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions or events occurring, or accounting methods employed, prior to the Closing. The Company is not subject to any restrictions on its ability to utilize any net operating loss carryovers as a result of the application of Sections 382, 383 or 384 of the Code or the Federal consolidated return regulations.

         (e) There is no agreement, plan, arrangement or other Contract covering any employee or independent contractor or former employee or independent contractor of the Company that, considered individually or considered collectively with any other such Contracts, will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 280G or Section 162 of the Code. The Company is not, and has never been, a party to or bound by any tax indemnity agreement, tax sharing agreement, tax allocation agreement or similar Contract and has not assumed liability of any other Person under Contract.

         (f) The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party. (g) The Company has not disposed of any Company Common Stock, or received any distribution from the Company, in a manner that would cause the Merger to violate the continuity of shareholder interest requirement set forth in Section 1.368-1(e) of the Code.

         (g) The Company has not disposed of any Company Common Stock, or received any distribution from the Company, in a manner that would cause the Merger to violate the continuity of shareholder interest requirement set forth in Section 1.368-1(e) of the Code.

         (h) The Company operates at least one significant historic business line, or owns at least a significant portion of its historic business assets, in each case within the meaning of Section 1.368.1(d) of the Code.

2.15     EMPLOYEE AND LABOR MATTERS; BENEFIT PLANS.

         (a) Part 2.15(a) of the Disclosure Schedule identifies each salary, bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance pay, termination pay, hospitalization, medical, life or other insurance, supplemental unemployment benefits, profit-sharing, pension or retirement plan, program or agreement (collectively, the "Plans") sponsored, maintained, contributed to or required to be contributed to by the Company for the benefit of any employee of the Company ("Employee"), except for Plans which would not require the Company to make payments or provide benefits having a value in excess of $10,000 in the aggregate. No employee of the Company has more than fifteen unused accrued vacation days payable to such employee by the Company.

         (b) Except as disclosed in Part 2.15 of the Disclosure Schedule, the Company does not maintain, sponsor or contribute to, and, to the knowledge of the Company and the Stockholders, has not at any time in the past maintained, sponsored or contributed to, any employee pension benefit plan (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), whether or not excluded from coverage under specific Titles or Merger Subtitles of ERISA) for the benefit of Employees or former Employees (a "Pension Plan").

         (c) The Company maintains, sponsors or contributes only to those employee welfare benefit plans (as defined in Section 3(1) of ERISA, whether or not excluded from coverage under specific Titles or Merger Subtitles of ERISA) for the benefit of Employees or former Employees which are described in Part
2.15 of the Disclosure Schedule (the "Welfare Plans"), none of which is a multi-employer plan (within the meaning of Section 3(37) of ERISA).

         (d) With respect to each Plan, the Company has delivered to Parent:

               (i) an accurate and complete copy of such Plan (including all amendments thereto) or, in the case of a Plan that is not in writing, a description of such Plan;

               (ii) an accurate and complete copy of the annual report, if required under ERISA, with respect to such Plan for the last two years;

               (iii) an accurate and complete copy of the most recent summary plan description, together with each later Summary of Material Modifications, if required under ERISA, with respect to such Plan;

               (iv) if such Plan is funded through a trust or any third party funding vehicle, an accurate and complete copy of the trust or other funding agreement (including all amendments thereto) and accurate and complete copies the most recent financial statements thereof;

               (v) accurate and complete copies of all Contracts relating to such Plan, including service provider agreements, insurance contracts, minimum premium contracts, stop-loss agreements, investment management agreements, subscription and participation agreements and record keeping agreements; and

               (vi) an accurate and complete copy of the most recent determination letter received from the Internal Revenue Service with respect to such Plan (if such Plan is intended to be qualified under Section 401(a) of the Code).

         (e) The Company is not required to be, and, to the knowledge of the Company and the Stockholders, has never been required to be, treated as a single employer with any other Person under Section 4001(b)(1) of ERISA or Section 414(b), (c), (m) or (o) of the Code. The Company has never been a member of an "affiliated service group" within the meaning of Section 414(m) of the Code. To the knowledge of the Company and the Stockholders, the Company has never made a complete or partial withdrawal from a multi-employer plan, as such term is defined in Section 3(37) of ERISA, resulting in "withdrawal liability," as such term is defined in Section 4201 of ERISA (without regard to subsequent reduction or waiver of such liability under either Section 4207 or 4208 of ERISA).The Company does not have any plan or commitment to create any additional Welfare Plan or any Pension Plan, or to modify or change any existing Welfare Plan or Pension Plan (other than to comply with applicable law) in a manner that would affect any Employee.

         (f) No Welfare Plan provides death, medical or health benefits (whether or not insured) with respect to any current or former Employee after any such Employee's termination of service (other than (i) benefit coverage mandated by applicable law, including coverage provided pursuant to Section 4980B of the Code, (ii) deferred compensation benefits accrued as liabilities on the Interim Balance Sheet, and (iii) benefits the full cost of which are borne by current or former Employees (or the Employees' beneficiaries)).

         (g) With respect to each of the Welfare Plans constituting a group health plan within the meaning of Section 4980B(g)(2) of the Code, the provisions of Section 4980B of the Code ("COBRA") have been complied with in all material respects.

         (h) Each of the Plans has been operated and administered in all material respects in accordance with applicable Legal Requirements, including but not limited to ERISA and the Code.

         (i) Each of the Plans intended to be qualified under Section 401(a) of the Code has received a favorable determination from the Internal Revenue Service, and neither the Company nor any of the Stockholders is aware of any reason why any such determination letter should be revoked.

         (j) Neither the execution, delivery or performance of this Agreement, nor the consummation of the Merger or any of the other transactions contemplated by this Agreement, will result in any payment (including any bonus, golden parachute or severance payment) to any current or former Employee or director of the Company (whether or not under any Plan), or materially increase the benefits payable under any Plan, or result in any acceleration of the time of payment or vesting of any such benefits.

         (k) Part 2.15(k) of the Disclosure Schedule contains a list of all salaried employees of the Company as of the date of this Agreement, and correctly reflects, in all material respects, their salaries, any other compensation payable to them (including compensation payable pursuant to bonus, deferred compensation or commission arrangements), their dates of employment and their positions. The Company is not a party to any collective bargaining contract or other Contract with a labor union involving any of its Employees. All of the Company's employees are "at will" employees.

         (l) Part 2.15(l) of the Disclosure Schedule identifies each Employee who is not fully available to perform work because of disability or other leave and sets forth the basis of such leave and the anticipated date of return to full service.

         (m) The Company is in compliance in all material respects with all applicable Legal Requirements and Contracts relating to employment, employment practices, wages, bonuses and terms and conditions of employment, including employee compensation matters.

         (n) The Company has good labor relations, and none of the Stockholders has any reason to believe that (i) the consummation of the Merger or any of the other transactions contemplated by this Agreement will have a material adverse effect on the Company's labor relations, or (ii) any of the Company's employees intends to terminate his or her employment with the Company.

2.16 ENVIRONMENTAL MATTERS. The Company is in compliance in all material respects with all applicable Environmental Laws, which compliance includes the possession by the Company of all permits and other Governmental Authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof. The Company has not received any notice or other communication (in writing or otherwise), whether from a Governmental Body, citizens group, employee or otherwise, that alleges that the Company is not in compliance with any Environmental Law, and, to the knowledge of the Company and Stockholders, there are no circumstances that may prevent or interfere with the Company's compliance with any Environmental Law in the future. To the knowledge of the Company and the Stockholders, no current or prior owner of any property leased or controlled by the Company has received any notice or other communication (in writing or otherwise), whether from a Government Body, citizens group, employee or otherwise, that alleges that such current or prior owner or the Company is not in compliance with any Environmental Law. All Governmental Authorizations currently held by the Company pursuant to Environmental Laws are identified in Part 2.16 of the Disclosure Schedule. (For purposes of this Section 2.16: (i) "Environmental Law" means any federal, state, local or foreign Legal Requirement relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern; and (ii) "Materials of Environmental Concern" include chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance that is now or hereafter regulated by any Environmental Law or that is otherwise a danger to health, reproduction or the environment.

2.17 INSURANCE. Part 2.17 of the Disclosure Schedule identifies all insurance policies maintained by, at the expense of or for the benefit of the Company and identifies any material claims made thereunder, and the Company has delivered to Parent accurate and complete copies of the insurance policies identified on Part
2.17 of the Disclosure Schedule. Each of the insurance policies identified in
Part 2.17 of the Disclosure Schedule is in full force and effect. Since inception, the Company has not received any notice or other communication regarding any actual or possible (a) cancellation or invalidation of any insurance policy, (b) refusal of any coverage or rejection of any claim under any insurance policy, or (c) material adjustment in the amount of the premiums payable with respect to any insurance policy.

2.18     RELATED PARTY TRANSACTIONS.

         (a) No Related Party has, and no Related Party has at any time in the five years prior to the date of this Agreement had, any direct or indirect interest in any material asset used in or otherwise relating to the business of the Company;

         (b) No Related Party is, or has at any time in the five years prior to the date of this Agreement been, indebted to the Company;

         (c) In the five years prior to the date of this Agreement, no Related Party has entered into, or has had any direct or indirect financial interest in, any material Contract, transaction or business dealing involving the Company;

         (d) No Related Party is competing, or has at any time in the five years prior to the date of this Agreement competed, directly or indirectly, with the Company; and

         (e) No Related Party has any claim or right against the Company (other than rights under Company Options and rights to receive compensation for services performed as an employee of the Company). "Related Party" shall mean and include: (i) each of the Stockholders; (ii) each individual who is, or who has at any time since inception been, an officer of the Company; (iii) each member of the immediate family of each of the individuals referred to in clauses
(i) and (ii) above; and (iv) any trust or other Entity (other than the Company) in which any one of the individuals referred to in clauses (i), (ii) and (iii) above holds (or in which more than one of such individuals collectively hold), beneficially or otherwise, a material voting, proprietary or equity interest.

2.19     LEGAL PROCEEDINGS; ORDERS.

         (a) There is no pending Legal Proceeding, and (to the knowledge of the Company and the Stockholders) no Person has threatened to commence any Legal
Proceeding: (i) that involves the Company or any of the assets owned or used by the Company or any Person whose liability the Company has or may have retained or assumed, either contractually or by operation of law; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other transactions contemplated by this Agreement. To the knowledge of the Company and the Stockholders, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that could reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding.

         (b) No Legal Proceeding (i) has been commenced against the Company in the five years prior to the date of this Agreement (except with respect to TPG Software, Inc. (f/k/a The Peregrine Group, Inc. and d/b/a TPG, Inc.), which the Company had previously acquired, no Legal Proceeding has been commenced against TPG in the 2 years prior to the date of this Agreement); or (ii) is currently pending against the Company.

         (c) There is no order, writ, injunction, judgment or decree to which the Company, or any of the assets owned or used by the Company, is subject. None of the Stockholders is subject to any order, writ, injunction, judgment or decree that relates to the Company's business or to any of the assets owned or used by the Company. To the knowledge of the Company and the Stockholders, no officer or other employee of the Company is subject to any order, writ, injunction, judgment or decree that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the Company's business.

2.20 AUTHORITY; BINDING NATURE OF AGREEMENT. The Company has the absolute and unrestricted right, power and authority to enter into and to perform its obligations under this Agreement; and the execution, delivery and performance by the Company of this Agreement have been duly authorized by all necessary action on the part of the Company, its stockholders and its board of directors. This Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

2.21 NON-CONTRAVENTION; CONSENTS. Neither (1) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement, nor (2) the consummation of the Merger or any of the other transactions contemplated by this Agreement, will directly or indirectly (with or without notice or lapse of time or both):

         (a) contravene, conflict with or result in a violation of (i) any of the provisions of the Company's Articles of Incorporation or bylaws, or (ii) any resolution adopted by the Company's stockholders, the Company's board of directors or any committee of the Company's board of directors;

         (b) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the transactions contemplated by this Agreement, or to exercise any remedy or obtain any relief under any Legal Requirement or any order, writ, injunction, judgment or decree to which the Company, or any of the assets owned or used by the Company, is subject;

         (c) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Company or that otherwise relates to the Company's business or to any of the assets owned or used by the Company;

         (d) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Material Contract, or give any Person the right to (i) declare a default or exercise any remedy under any such Material Contract, (ii) accelerate the maturity or performance of any such Material Contract, (iii) cancel, terminate or modify any such Material Contract, or (iv) object to the assignment of any Material Contract; or

         (e) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of the Company's Stock Option Plans or the option agreements outstanding thereunder; or

         (f) result in the imposition or creation of any lien or other Encumbrance upon or with respect to any asset owned or used by the Company (except for minor liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of the Company).

Other than as listed on Part 2.21 of the Disclosure Schedule, the Company is not and will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement, (y) the consummation of the Merger or any of the other transactions contemplated by this Agreement, or (z) the assignment to, or assumption by, the Surviving Corporation of any Material Contract.

2.22     APPROVAL AND ENFORCEABILITY.

         (a) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Body is required by or with respect to the Company in connection with the execution and delivery of this Agreement or the consummation by the Company of the transactions contemplated hereby or thereby, except for the filing of the merger certificate with the Delaware Secretary of State and the Illinois Secretary of State pursuant to Section 1.2 and appropriate documents with the relevant authorities of other states in which Parent and Merger Sub are qualified to do business. There are no filings required under the Hart-Scott-Rodino Antitrust Improvement Act of 1976 (the "HSR Act") for the transactions contemplated herein.

         (b) This Agreement is a legal, valid and binding obligation of the Company and the Stockholders, enforceable against them in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and subject to general equitable principles.

2.23     INVESTMENT INTENT; SHARES UNREGISTERED.

         (a) The Stockholders are acquiring Parent Common Stock for investment, solely for their own account and not with a view to, or for sale in connection with, the distribution thereof in violation of United States securities laws.

         (b) The Stockholders acknowledge that (i) each has been afforded such other information as each has deemed necessary to make an informed decision to acquire Parent Common Stock to be received by the Stockholders pursuant to this Agreement and have had sufficient opportunity to ask questions and receive answers of Merger Sub and Parent, as appropriate, concerning the operations, business and financial condition of Parent and regarding the transactions contemplated by this Agreement and the business of Parent and Merger Sub, and all such questions have been answered, (ii) each has been informed, and given a copy, of this Agreement, (iii) each has been informed that the shares of Parent Common Stock each is acquiring must be held by such Stockholder indefinitely, unless an effective 1933 Act registration statement or exemption from registration is available; (iv) each has been informed of the provisions of Rule 144 and Rule 144A promulgated under the 1933 Act, which rules permit limited resale of restricted securities subject to the satisfaction of certain conditions; (v) each has been informed that restrictions upon the sale of Parent Common Stock imposed by Federal and State securities, blue sky and other similar laws may markedly affect the ability of the Stockholders to liquidate their investment in Parent Common Stock to be received by the Stockholders pursuant to this Agreement; (vi) each has been informed that the Stockholders have no recourse against Parent for declines in the value of their investment in Parent Common Stock to be received by the Stockholders pursuant to this Agreement absent fraud or violations of the Federal and State securities, blue sky and other similar laws on the part of Parent; (viii) each has been informed that Parent Common Stock to be received by the Stockholders pursuant to this Agreement represents an investment in the business of Parent, and that Parent has made no representations or warranties with respect to the future business performance of Parent or the price of Parent Common Stock; and (ix) a restrictive legend in the form set forth in Section 4.8 hereof shall be placed on the certificates evidencing Parent Common Stock.

2.24 FULL DISCLOSURE. This Agreement (including the Disclosure Schedule) does not, and the Closing Certificate will not, (a) contain any representation, warranty or information that is false or misleading with respect to any material fact, or (b) omit to state any material fact necessary in order to make the representations, warranties and information contained and to be contained herein and therein (in the light of the circumstances under which such representations, warranties and information were or will be made or provided) not false or misleading.

3. REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB. Parent and Merger Sub jointly and severally represent and warrant to the Company and the Stockholders as follows:

3.1 AUTHORITY; BINDING NATURE OF AGREEMENT. Parent and Merger Sub have the absolute and unrestricted right, power and authority to perform their obligations under this Agreement; and the execution, delivery and performance by Parent and Merger Sub of this Agreement have been duly authorized by all necessary action on the part of Parent and Merger Sub and their respective boards of directors. No vote of Parent's shareholders is needed to approve the Merger. This Agreement constitutes the legal, valid and binding obligation of Parent and Merger Sub, enforceable against each of them in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

3.2 ORGANIZATION AND STANDING. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has all requisite corporate power and authority to own, operate and lease its properties and carry on its business as now conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the failure to so qualify would have a material adverse effect on the business, properties, prospects, condition (financial or otherwise) or results in operations of Parent or Merger Sub.

3.3      AUTHORITY, APPROVAL AND ENFORCEABILITY.

         (a) The execution and delivery by each of Parent and Merger Sub, as the case may be, of this Agreement does not, and the performance and consummation of the transactions contemplated by this Agreement will not, result in or give rise to (with or without the giving of notice or the lapse of time, or both) any conflict with, breach or violation of, or default, termination, forfeiture or acceleration of obligations under, any terms or provisions of its (i) Certificate of Incorporation or Bylaws then in effect, as the case may be, (ii) to the best of Parent's knowledge, any statute, rule, regulation or any judicial, governmental, regulatory or administrative decree, order or judgment applicable to them, or (iii) any material agreement, lease or other instrument to which its is a party or to which it or any of its assets may be bound and which has been or will be filed as an exhibit to any of the registration statements or reports filed with the SEC by Parent.

         (b) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Body is required by or with respect to Parent or Merger Sub in connection with the execution and delivery of this Agreement or the consummation by Parent or Merger Sub of the transactions contemplated hereby or thereby, except for the filing of the merger certificate with the Delaware Secretary of State and the Illinois Secretary of State pursuant to Section 1.2 and appropriate documents with the relevant authorities of other states in which Parent and Merger Sub are qualified to do business. There are no filings required under the HSR Act for the transactions contemplated herein.

         (c) This Agreement is a legal, valid and binding obligation of Parent and/or Merger Sub, enforceable against them in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and subject to general equitable principles.

3.4 COMPLIANCE WITH OTHER INSTRUMENTS. Neither Parent nor Merger Sub is in violation of any term of its Certificate of Incorporation or Bylaws, or in any material respect of any agreement which has been or will be filed as an exhibit to any registration statements or reports filed with the SEC by Parent, and to the best of its knowledge, is not in violation of any order, statute, rule or regulation applicable to it. To the best of Parent's knowledge, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not conflict with or result in any violation of any material statute, law, rule, regulation, judgment, order, decree or ordinance applicable to Parent or Merger Sub or their respective properties or assets. The execution and delivery of this Agreement and consummation of the transactions contemplated hereby will not conflict with or result in any breach or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit, under (i) any provision of the Certificate of Incorporation or Bylaws of Parent or Merger Sub or (ii) any material agreement, contract, note, mortgage, indenture, lease, instrument, permit, concession, franchise or license to which Parent or Merger Sub is a party or by which Parent or Merger Sub or their respective properties or assets may be bound or affected and which has been or will be filed as an exhibit to any registration statement or report filed with the SEC by Parent.

3.5 COMMON STOCK. Assuming the accuracy of the representations and warranties in
Section 2.23, all Parent Common Stock subject to issuance pursuant to this Agreement, shall (i) be duly authorized, validly issued, fully paid and nonassessable and (ii) not be subject to any Encumbrances created by or on behalf of Parent or Merger Sub.

3.6 PARENT REPORTS. Parent Reports complied in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder when filed. Parent Reports constitute all of the documents required to be filed by Parent under Section 13 or subsections (a) or (c) of Section 14 of the Exchange Act with the SEC from June 12, 2000 through the date of this Agreement. As of their respective dates, Parent Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements included in Parent Reports, when filed, (i) were in accordance with the books and records of the Company, and (ii) presented fairly in all material respects the financial position of the Company as of the date thereof in accordance with generally accepted accounting principles (except as may be indicated therein or in the notes thereto.

3.7 NO BROKERS. Neither Merger Sub nor Parent has entered into any agreement with any Person that will result in the obligation of Merger Sub, Parent or Company to pay any finder's fee, brokerage commission or similar payment in connection with the transaction contemplated by this Agreement.

4. CERTAIN COVENANTS OF THE COMPANY AND THE STOCKHOLDERS

4.1 ACCESS AND INVESTIGATION. During the period from the date of this Agreement through the Effective Time (the "Pre-Closing Period"), the Company shall, and shall cause its Representatives to: (a) provide Parent and Parent's Representatives with reasonable access to the Company's Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to the Company; and (b) provide Parent and Parent's Representatives with copies of such existing books, records, Tax Returns, work papers and other documents and information relating to the Company, and with such additional financial, operating and other data and information regarding the Company, as Parent may reasonably request.

4.2      OPERATION OF THE COMPANY'S BUSINESS.   During the Pre-Closing Period:

         (a) the Company shall conduct its business and operations in the ordinary course and in substantially the same manner as such business and operations have been conducted prior to the date of this Agreement.;

         (b) the Company shall use reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and employees and maintain its relations and good will with all suppliers, customers, landlords, creditors, employees and other Persons having business relationships with the Company;

         (c) the Company shall keep in full force all insurance policies identified in Part 2.17 of the Disclosure Schedule;

         (d) the Company shall cause its officers to report regularly (but in no event less frequently than weekly) to Parent concerning the status of the Company's business;

         (e) the Company shall not declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock, and shall not repurchase, redeem or otherwise reacquire any shares of capital stock or other securities;

         (f) the Company shall not sell, issue or authorize the issuance of (i) any capital stock or other security, (ii) any option or right to acquire any capital stock or other security, or (iii) any instrument convertible into or exchangeable for any capital stock or other security (except that the Company shall be permitted to issue Company Common Stock to employees upon the exercise of outstanding Company Options);

         (g) the Company shall not amend or waive any of its rights under, or permit the acceleration of vesting under, (i) any provision of its Stock Option Plan, (ii) any provision of any agreement evidencing any outstanding Company Option, or (iii) any provision of any restricted stock purchase agreement;

         (h) neither the Company nor any of the Stockholders shall amend or permit the adoption of any amendment to the Company's Articles of Incorporation or bylaws, or effect or permit the Company to become a party to any Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

         (i) the Company shall not form any subsidiary or acquire any equity interest or other interest in any other Entity;

         (j) the Company shall not make any capital expenditure, except for capital expenditures that, when added to all other capital expenditures made on behalf of the Company during the Pre-Closing Period, do not exceed $20,000;

         (k) the Company shall not, without the prior written consent of Parent,
(i) enter into, or permit any of the assets owned or used by it to become bound by, any Contract that is or would constitute a Material Contract, or (ii) amend or prematurely terminate, or waive any material right or remedy under, any such Contract;

         (l) the Company shall not (i) acquire, lease or license any right or other asset from any other Person (except as otherwise required under this Agreement), (ii) sell or otherwise dispose of, or lease or license, any right or other asset to any other Person, or (iii) waive or relinquish any right, except for assets acquired, leased, licensed or disposed of by the Company pursuant to Contracts that are not Material Contracts;

         (m) the Company shall not (i) lend money to any Person (except that the Company may make routine travel advances to employees in the ordinary course of business and may, consistent with its past practices, allow employees to acquire Company Common Stock in exchange for promissory notes upon exercise of Company Options), or (ii) incur or guarantee any indebtedness for borrowed money;

         (n) the Company shall not, without the prior written consent of Parent,
(i) establish, adopt or amend any Employee Benefit Plan, (ii) pay any bonus or make any profit-sharing payment, cash incentive payment or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees, or (iii) hire any new employee whose aggregate annual compensation is expected to exceed $50,000;

         (o) the Company shall not change any of its methods of accounting or accounting practices in any material respect;

         (p) the Company shall not make any Tax election and shall prepare and timely file all Returns and amendments thereto required to be filed by them, and pay all Taxes then due, and Parent shall have a reasonable opportunity to review all such Returns and amendments;

         (q) the Company shall not commence or settle any material Legal Proceeding;

         (r) the Company shall not agree or commit to take any of the actions described in clauses (e) through (q) above.

Notification; Updates to Disclosure Schedule.

         (s) During the Pre-Closing Period, the Company shall promptly notify Parent in writing of:

               (i) the discovery by the Company of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes an inaccuracy in or breach of any representation or warranty made by the Company in this Agreement;

               (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute an inaccuracy in or breach of any representation or warranty made by the Company in this Agreement if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement;

               (iii) any breach of any covenant or obligation of the Company or any of the Stockholders; and

               (iv) any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Article 5 or Article 6 impossible or unlikely.

         (t) If any event, condition, fact or circumstance that is required to be disclosed pursuant to Section 4.2(s) requires any change in the Disclosure Schedule, or if any such event, condition, fact or circumstance would require such a change assuming the Disclosure Schedule were dated as of the date of the occurrence, existence or discovery of such event, condition, fact or circumstance, then the Company shall promptly deliver to Parent an update to the Disclosure Schedule specifying such change. No such update shall be deemed to supplement or amend the Disclosure Schedule for the purpose of (i) determining the accuracy of any of the representations and warranties made by the Company or any of the Stockholders in this Agreement, or (ii) determining whether any of the conditions set forth in Article 5 has been satisfied.

4.3 NO NEGOTIATION. During the Pre-Closing Period, neither the Company, nor any of the Stockholders shall, directly or indirectly:

         (a) solicit or encourage the initiation of any inquiry, proposal or offer from any Person (other than Parent) relating to a possible Acquisition Transaction;

         (b) participate in any discussions or negotiations or enter into any agreement with, or provide any non-public information to, any Person (other than Parent) relating to or in connection with a possible Acquisition Transaction; or

         (c) consider, entertain or accept any proposal or offer from any Person (other than Parent) relating to a possible Acquisition Transaction.

         (d) The Company shall promptly notify Parent in writing of any material inquiry, proposal or offer relating to a possible Acquisition Transaction that is received by the Company or any of its Stockholders, officers, directors, employees or agents during the Pre-Closing Period.

4.4 FILINGS AND CONSENTS. As promptly as practicable after the execution of this Agreement, each party to this Agreement (a) shall make all filings (if any) and give all notices (if any) required to be made and given by such party in connection with the Merger and the other transactions contemplated by this Agreement, (b) shall use all commercially reasonable efforts to obtain all Consents (if any) required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such party in connection with the Merger and the other transactions contemplated by this Agreement, (c) in the case of the Company, use commercially reasonable efforts to otherwise satisfy the conditions specified in Article 5 of this Agreement, and (d) in the case of Parent and Merger Sub, use commercially reasonable efforts to otherwise satisfy the conditions specified in Article 6 of this Agreement. Each party shall (upon request) promptly deliver to Parent the other a copy of each such filing made, each such notice given and each such Consent obtained during the Pre-Closing Period.

4.5 PROPRIETARY INFORMATION AGREEMENTS. At or prior to the Closing, each of the Employees shall execute and deliver to Parent a Proprietary Information Agreement in Parent's standard form (each a "Proprietary Information Agreement").

4.6 TERMINATION OF EMPLOYEE PLANS. At the Closing, the Company shall terminate its Stock Option Plans, and shall ensure that no employee or former employee of the Company has any rights under such Plan and that any liabilities of the Company under such Plan (including any such liabilities relating to services performed prior to the Closing) are fully extinguished at no cost to the Company.

4.7 PUBLIC ANNOUNCEMENTS. During the Pre-Closing period, neither the Company nor any of the Stockholders shall issue any press release or make any public statement regarding this Merger or the Agreement, or any of the other transactions contemplated by this Agreement without Parent's prior written consent.

4.8 LEGENDS. Parent shall affix to each certificate evidencing outstanding Parent Common Stock that is issued to the Company or any Stockholder a legend in substantially the following form:

         "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. NEITHER THE SECURITIES REPRESENTED BY THIS CERTIFICATE NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION."

         "THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE PROVISIONS OF AN AGREEMENT AND PLAN OF MERGER AND REORGANIZATION DATED AS OF NOVEMBER 3, 2000, INCLUDING THEREIN CERTAIN RESTRICTIONS ON TRANSFER. A COMPLETE AND CORRECT COPY OF THIS AGREEMENT IS AVAILABLE FOR INSPECTION AT THE PRINCIPAL OFFICE OF THE COMPANY AND WILL BE FURNISHED UPON WRITTEN REQUEST AND WITHOUT CHARGE."

4.9 POST-CLOSING TAX FILING REQUIREMENTS. The following provisions shall govern the allocation of responsibilities as among Parent, Stockholders and Agent for certain tax matters following the Closing Date:

         (a) The Stockholders shall be responsible and liable for all Taxes of the Company incurred in or attributed to all periods (or portions of periods) up to and including the Closing Date to the extent such Taxes are in excess of (i) the amount of Taxes that are covered by the reserve for tax liability reflected on the audited balance sheet of the Company as of June 30, 2000 and (ii) the Net Operating Loss carryforwards reflected on the audited balance sheet of the Company as of June 30, 2000.

         (b) The Agent shall prepare or cause to be prepared, at Parent's expense, and file or cause to be filed all Tax Returns of the Company on or before the due date for the Company for all Tax periods ending on or prior to the Closing Date which are to be filed after the Closing, and all such Tax Returns shall be prepared on a basis consistent with the last previous such returns unless Parent consents in writing. Parent shall prepare or cause to be prepared and shall file or cause to be filed any Tax Returns of the Company for any Tax Periods that begin before the Closing Date but end after the Closing Date. The Stockholders shall reimburse Parent for Taxes of the Company with respect to such periods within fifteen (15) days after payment by Parent, Surviving Corporation or the Company of such Taxes to the extent such Taxes are not covered by the reserve for tax liability reflected on the audited balance sheet of the Company as of June 30, 2000 and the Net Operating Loss carryforwards reflected on the audited balance sheet of the Company as of June 30, 2000.

         (c) The Agent shall submit to Parent for its review and approval, which shall not be unreasonably withheld, conditioned or delayed, on each Tax Return described in this Section 4.9 for which payment or reimbursement could be required of the Stockholders hereunder prior to filing and any such Tax Return shall reflect the Stockholders' tax position only on such matters for which payment or reimbursement could reasonably be required of the Stockholders; PROVIDED, that "substantial authority" (as defined under Section 6662 of the Code and the

Treasury Regulations promulgated thereunder) shall exist for such position, unless Parent shall agree to exempt the Stockholders from their payment or reimbursement obligations hereunder with respect to any such position. Any dispute as to the reasonableness of the tax position of the Stockholders or Parent shall be submitted to a single tax expert mutually agreeable to Parent and Agent.

         (d) Parent, Surviving Corporation, Agent and the Stockholders shall cooperate fully, as and to the extent reasonably requested by any other party, in connection with the filing of Tax Returns pursuant to this Section and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provisions of records and information which are reasonably relevant to any such audit, litigation or other proceeding. Parent, Surviving Corporation, Agent and the Stockholders further agree, upon request, to use their best efforts to obtain any certificate or other document from any governmental authority or any other person, as may be necessary to mitigate, reduce or eliminate any Tax liability that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

         (e) All transfer, documentary, sales, use, stamp or other similar Taxes (the "Transfer Taxes") in connection with this Agreement shall be paid by the Stockholders when due, and the Stockholders will, at their own expense, file all necessary Tax Returns relating to such Transfer Taxes.

4.10 STOCKHOLDER APPROVAL. Each of Effgen and Vollman hereby agrees to vote or cause to be voted all shares of Company Common Stock owned by him, or owned by a trust for his benefit, including without limitation Effgen Trust, in favor of the Merger at each and every opportunity to do so.

5.       CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB

         The obligations of Parent and Merger Sub to effect the Merger and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

5.1 ACCURACY OF REPRESENTATIONS. Each of the representations and warranties made by the Company and the Stockholders in this Agreement and in each of the other agreements and instruments delivered to Parent in connection with the transactions contemplated by this Agreement shall have been accurate in all material respects as of the date of this Agreement (without giving effect to any "Material Adverse Effect" or other materiality qualifications, or any similar qualifications, contained or incorporated directly or indirectly in such representations and warranties), and shall be accurate in all material respects as of the Closing as if made at the Closing (without giving effect to any update to the Disclosure Schedule, and without giving effect to any "Material Adverse Effect" or other materiality qualifications, or any similar qualifications, contained or incorporated directly or indirectly in such representations and warranties).

5.2 PERFORMANCE OF COVENANTS. All of the covenants and obligations that the Company and the Stockholders are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all respects.

5.3 STOCKHOLDER APPROVAL. The principal terms of the Merger shall have been duly approved by the affirmative vote of at least 95% of the shares of Company Common Stock entitled to vote with respect thereto.

5.4 CONSENTS. All Consents required to be obtained by the Company in connection with the Merger and the other transactions contemplated by this Agreement (including the Consents, if any, identified in Part 2.21 of the Disclosure Schedule) shall have been obtained and shall be in full force and effect.

5.5 AGREEMENTS AND DOCUMENTS. Parent and the Company shall have received the following agreements and documents, each of which shall be in full force and effect:

         (a) General Release Agreement in the form attached hereto as Exhibit 5.5(a), executed by the Stockholders;

         (b) Proprietary Information Agreements, executed by the Stockholders and Employees;

         (c) Employment Agreements in the forms attached hereto as Exhibits 5.5(c), respectively executed by Effgen, Vollman, Rich Jones and Jim Montrie ("Key Employees");

         (d) an estoppel certificate, dated as of a date not more than five days prior to the Closing Date and satisfactory in form and content to Parent, executed by Markborough 300 WJ Limited Partnership (regarding 300 W. Adams Street lease and Harold Rider & Associates (regarding the 300 S. Wacker Drive lease);

         (e) a legal opinion of McBride Baker & Coles dated as of the Closing Date, substantially in the form attached hereto as Exhibit 5.5(e);

         (f) the Escrow Agreement, executed by Parent, Agent, the Stockholders and the Escrow Agent;

         (g) a Trademark, Copyright and Domain Name Transfer Agreements in the forms attached hereto as Exhibits 5.5(g), executed by the Company;

         (h) a certificate executed by the Company stating that the conditions set forth in this Article 5 have been duly satisfied (the "Closing Certificate");

         (i) a certificate executed by the secretary of the Company attesting to the incumbency of the Company's officers, the authenticity of the directors' and stockholders' resolutions authorizing the transactions contemplated by this Agreement, and the authenticity and continuing validity of the Company's Articles of Incorporation and by-laws, and attaching the social security number of each stockholder listed in Part 2.3(b) of the Disclosure Schedule;

         (j) a certificate of the Secretary of State of Illinois as to the legal existence and good standing of the Company in the State of Illinois;

         (k) such other documents, instruments or certificates as Parent may reasonably request.

5.6 FIRPTA COMPLIANCE. The Company shall have delivered to Parent a statement (in such form as may be reasonably requested by counsel to Parent) conforming to the requirements of Section 1.897 - 2(h)(1)(i) of the United States Treasury Regulations, and the Company shall have delivered to the Internal Revenue Service the notification required under Section 1.897 - 2(h)(2) of the United States Treasury Regulations.

5.7 NO RESTRAINTS. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal. No action shall have been taken, and no statute, rule, regulation or order shall have been enacted, promulgated or issued or deemed applicable to the Merger by any Government Body which would (a) make the consummation of the Merger illegal; (b) prohibit Parent's or the Company's ownership or operation of all or a material portion of the business or assets of Parent or the Company, or compel Parent or the Company to dispose of or hold separate all or a material portion of the business or assets of the Company or Parent as a result of the Merger or (c) render Parent, Merger Sub or the Company unable to consummate the Merger, except for any waiting provisions.

5.8 NO LEGAL PROCEEDINGS. No Person shall have commenced or threatened to commence any Legal Proceeding challenging or seeking the recovery of a material amount of damages in connection with the Merger or seeking to prohibit or limit the exercise by Parent of any material right pertaining to its ownership of stock of the Surviving Corporation.

5.9 TERMINATION OF EMPLOYEE PLANS. The Company shall have terminated its Stock Option Plans, and shall have ensured that no employee or former employee of the Company has any rights under such Plan and that any liabilities of the Company under such Plan (including any such liabilities relating to services performed prior to the Closing) are fully extinguished at no cost to the Company (other than the payments specified under the Company's Stock Option Plans necessary to terminate such Company Options); and the Company shall have provided Parent with evidence, reasonably satisfactory to Parent, as to the satisfaction of such condition and the termination or exercise of all Company Options as required under Section 1.9.

5.10 DUE DILIGENCE. Parent shall have completed business, technical, legal and financial due diligence on the Company and its products and the results of such due diligence shall be acceptable to Parent.

5.11 INTELLECTUAL PROPERTY ASSIGNMENTS. All current and former employees, consultants and independent contractors of the Company identified by Parent prior to the Effective Time (including those involved in the creation or development of intellectual property) to assign to the Company all rights to intellectual property related to the Company's business if such intellectual property rights were not previously assigned to the Company to Parent's satisfaction.

5.12     EMPLOYEES.

         (a) Each Key Employee shall have agreed to become a full-time employee of the Surviving Corporation or Parent.

         (b) The Company shall have terminated each of its employees' employment with the Company as of the Closing.

         (c) Each employee (including Key Employees) shall have signed a non-disclosure, non-competition and assignment of inventions agreement in a form satisfactory to Parent.

5.13 BOARD OF DIRECTORS APPROVAL. The principal terms of the Merger shall have been duly approved by the Board of Directors of Parent.

6. CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY
         The obligations of the Company to effect the Merger and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or prior to the Closing, of the following conditions:

6.1 ACCURACY OF REPRESENTATIONS. Each of the representations and warranties made by Parent and Merger Sub in this Agreement shall have been accurate in all material respects as of the date of this Agreement (without giving effect to any materiality or similar qualifications contained in such representations and warranties), and shall be accurate in all material respects as of the Closing as if made at the Closing (without giving effect to any materiality or similar qualifications contained in such representations and warranties).

6.2 PERFORMANCE OF COVENANTS. All of the covenants and obligations that Parent and Merger Sub are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all respects.

6.3 NO RESTRAINTS. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

6.4 CONSENTS. All Consents required to be obtained by Parent and Merger Sub in connection with the Merger and the other transactions contemplated by this Agreement shall have been obtained and shall be in full force and effect.

6.5 LEGAL OPINION. The Company shall have received a legal opinion of Lucash, Gesmer & Updegrove, LLP dated as of the Closing Date, substantially in the form attached hereto as Exhibit 6.5.

7.       TERMINATION

7.1 TERMINATION EVENTS. This Agreement may be terminated prior to the Closing:

         (a) by Parent if:

               (i) at or immediately prior to the Closing if any condition set forth in Article 5 has not been satisfied by the Closing;

               (ii) Parent reasonably determines that the timely satisfaction of any condition set forth in Article 5 has become impossible (other than as a result of any failure on the part of Parent or Merger Sub to comply with or perform any covenant or obligation of Parent or Merger Sub set forth in this Agreement);

               (iii) the Closing has not taken place on or before November 20, 2000 (the "Cut-off Date") (other than as a result of any failure on the part of Parent to comply with or perform any covenant or obligation of Parent set forth in this Agreement);

               (iv) any of the Key Employees ceases to be employed full-time by the Company;

               (v) Fair Market Value is less than $10.00;

               (vi) The initial trading price of Parent Common Stock on the Closing Date is less than the Fair Market Value; or

               (vii) Parent determines, upon the advise of its counsel or accountant, that the transactions contemplated by this Agreement are not likely to constitute a "reorganization" within the meaning of
          Section 368(a) of the Code.

          (b)      by the Company if

               (i) at or immediately prior to the Closing if any condition set forth in Article 6 has not been satisfied by the Closing,

               (ii) the Company reasonably determines that the timely satisfaction of any condition set forth in Article 6 has become impossible (other than as a result of any failure on the part of the Company or any of the Stockholders to comply with or perform any covenant or obligation set forth in this Agreement or in any other agreement or instrument delivered to Parent), or

               (iii) the Closing has not taken place on or before the Cut-off Date (other than as a result of the failure on the part of the Company or any of the Stockholders to comply with or perform any covenant or obligation set forth in this Agreement).

         (c) by the mutual consent of Parent and the Company.

7.2 TERMINATION PROCEDURES. If Parent wishes to terminate this Agreement pursuant to Section 7.1(a), Parent shall deliver to the Company a written notice stating that Parent is terminating this Agreement and setting forth a brief description of the basis on which Parent is terminating this Agreement. If the Company wishes to terminate this Agreement pursuant to Section 7.1(b), the Company shall deliver to Parent a written notice stating that the Company is terminating this Agreement and setting forth a brief description of the basis on which the Company is terminating this Agreement.

7.3 EFFECT OF TERMINATION. If this Agreement is terminated pursuant to Section 7.1, all further obligations of the parties under this Agreement shall terminate; provided, however, that: (a) neither the Company nor Parent shall be relieved of any obligation or liability arising from any prior breach by such party of any provision of this Agreement; (b) the parties shall, in all events, remain bound by and continue to be subject to the provisions set forth in
Section 9.5; and (c) the Company shall, in all events, remain bound by and continue to be subject to Section 4.7. If this Agreement is terminated pursuant to Section 7.1, all fees and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses.

8.       INDEMNIFICATION, ETC.

8.1      SURVIVAL OF REPRESENTATIONS, ETC.

         (a) The representations and warranties made by the Company and the Stockholders (including the representations and warranties set forth in Article
2) (as modified by the Disclosure Schedule) shall survive the Closing and shall expire forty-five (45) days after release of consolidated audit for the fiscal year ending December 31, 2001 for Parent (the "End Date") (except that the representations and warranties contained in Section 2.14 shall survive the Closing and shall expire one (1) year after the expiration of the applicable underlying tax statute of limitation period and except that the representations and warranties contained in Sections 2.3, 2.6, 2.9, 2.20, 2.21(a), 2.21(b) and
2.22 shall survive the Closing and continue indefinitely); provided, however, that if, at any time prior to the End Date (or such later period as provided above), as applicable, any Indemnitee (acting in good faith) delivers to the Agent a written notice alleging the existence of an inaccuracy in or a breach of any of the representations and warranties made by the Company or the Stockholders (and setting forth in reasonable detail the basis for such Indemnitee's belief that such an inaccuracy or breach may exist) and asserting a claim for recovery under Article 8 based on such alleged inaccuracy or breach, then the claim asserted in such notice shall survive until such time as such claim is fully and finally resolved. All representations and warranties made by Parent and Merger Sub under Sections 3.1, 3.2, 3.3, 3.5 and 3.7 shall survive the Closing and shall expire on the End Date, and any liability of Parent or

Merger Sub with respect to such representations and warranties shall thereupon cease. All other representations and warranties made by Parent and Merger Sub shall terminate and expire as of the Effective Time, and any liability of Parent or Merger Sub with respect to such representations and warranties shall thereupon cease.

         (b) The representations, warranties, covenants and obligations of the Company and the Stockholders, and the rights and remedies that may be exercised by the Indemnitees, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or knowledge of, any of the Indemnitees or any of their Representatives.

         (c) For purposes of this Agreement, each statement or other item of information set forth in the Disclosure Schedule or in any update to the Disclosure Schedule shall be deemed to be a representation and warranty made by the Company and the Stockholders in this Agreement.

8.2      INDEMNIFICATION BY STOCKHOLDERS.

         (a) From and after the Effective Time, the Stockholders, jointly and severally, shall hold harmless and indemnify each of the Indemnitees from and against, and shall compensate and reimburse each of the Indemnitees for, any Damages which are directly or indirectly suffered or incurred by any of the Indemnitees or to which any of the Indemnitees may otherwise become subject (regardless of whether or not such Damages relate to any third-party claim) and which arise from or as a result of, or are directly or indirectly connected with: (i) any inaccuracy in or breach of any representation or warranty set forth in Article 2 or in the Closing Certificate (without giving effect to any "Material Adverse Effect" or other materiality qualification or any similar qualification contained or incorporated directly or indirectly in such representation or warranty, but giving effect to any update to the Disclosure Schedule delivered by the Company to Parent prior to the Closing); (ii) any breach of any covenant or obligation of the Company or any of the Stockholders (including without limitation the covenants set forth in Article 4); (iii) any amounts payable to any holders of the Company's capital stock who exercise dissenters' appraisal or comparable rights as provided in the IBCA; (iv) any liability for a Tax resulting from the transactions contemplated by this Agreement; (v) any liability arising from (A) any Legal Proceeding listed in
Part 2.19 of the Disclosure Schedule or (B) any of the exceptions to the representations and warranties contained in Section 2.3 as disclosed in Part 2.3 of the Disclosure Schedule; (vi) any liability in connection with or arising from fees and expenses incurred by the Company as described in Section 9.3 which exceeds $40,000; (vii) any liability in connection with or arising from any failure of the minute books of the Corporation to be accurate, up-to-date and complete in all material respects, and maintained in accordance with prudent business practices; or (viii) any Legal Proceeding relating to any inaccuracy, breach, Tax or liability of the type referred to in clause (i), (ii), (iii),
(iv), (v), (vi) or (vii) above (including any Legal Proceeding commenced by any Indemnitee for the purpose of enforcing any of its rights under this Article 8).

         (b) The Stockholders acknowledge and agree that, if the Surviving Corporation suffers, incurs or otherwise becomes subject to any Damages (i) as a result of or in connection with any inaccuracy in or breach of any representation, warranty, covenant or obligation, or (ii) as a result of any liability for a Tax resulting from the transactions contemplated by this

Agreement, then (without limiting any of the rights of the Surviving Corporation as an Indemnitee) Parent shall also be deemed, by virtue of its ownership of the stock of the Surviving Corporation, to have incurred Damages as a result of and in connection with such inaccuracy or breach.

         (c) The Stockholders' obligation to indemnify and hold harmless hereunder shall apply only if and to the extent the aggregate amount of Damages to the Indemnitees, other than Damages described in Section 8.2(c)(i), exceeds $100,000 less any amount up to a maximum of $5,000 which is paid by Parent for due diligence in connection with the contract non-contravention opinion to be issued by the Company's counsel as described in Section 9.3(d). Notwithstanding the above, (i) the Stockholders' obligation to indemnify and hold harmless with respect to any Damages to Indemnitees in connection with or arising from exceptions to the representations and warranties contained in Section 2.3(b) as disclosed in Part 2.3(b) of the Disclosure Schedule shall apply only if and to the extent the aggregate amount of such Damages to Indemnitees exceeds $200,000; and (ii) the liability of the Stockholders with respect to any Damages to Indemnitees arising from Sections 2.3, 2.5, 2.9, 2.15(a), 2.16, 2.19 (including liabilities arising from Legal Proceedings listed on Part 2.19 or the Disclosure Schedule), 2.20, 2.21(a), 2.21(b), 2.22, 4.9 and 9.3, pursuant to this Section
8.2 shall apply from the first dollar of such Damages to Indemnitees and shall be determined separately from, and in addition to, any other liabilities of the Stockholders hereunder.

8.3      INDEMNIFICATION BY PARENT.

         (a) From and after the Effective Time, Parent shall hold harmless and indemnify the Stockholders from and against, and shall compensate and reimburse Stockholders for, any Damages which are directly or indirectly suffered or incurred by the Stockholders or to which the Stockholders may otherwise become subject (regardless of whether or not such Damages relate to any third-party claim) and which arise from or as a result of, or are directly or indirectly connected with: (i) any inaccuracy in or breach of any representation or warranty set forth in Sections 3.1, 3.2, 3.3, 3.5 and 3.7 (without giving effect to any "Material Adverse Effect" or other materiality qualification or any similar qualification contained or incorporated directly or indirectly in such representation or warranty, but giving effect to any update to the Disclosure Schedule delivered by the Company to Parent prior to the Closing); or (ii) any Legal Proceeding relating to any inaccuracy of the type referred to in clause
(i) above (including any Legal Proceeding commenced by the Stockholders for the purpose of enforcing any of its rights under this Article 8).

         (b) Parent's obligation to indemnify and hold harmless hereunder shall apply only if and to the extent the aggregate amount of Damages to the Stockholders exceeds $100,000.

8.4 NO CONTRIBUTION. Each Stockholder waives, and acknowledges and agrees that he shall not have and shall not exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or other right or remedy against the Surviving Corporation in connection with any indemnification obligation or any other liability to which he may become subject under or in connection with this Agreement or the Closing Certificate.

8.5 INTEREST. Any Stockholder who is required to hold harmless, indemnify, compensate or reimburse any Indemnitee pursuant to this Article 8 with respect to any Damages shall also be liable to such Indemnitee for interest on the amount of such Damages (for the period commencing as of the date on which such Stockholder first received notice of a claim for recovery by such Indemnitee and ending on the date on which the liability of such Stockholder to such Indemnitee is fully satisfied by such Stockholder) at a floating rate equal to the rate of interest publicly announced by State Street Bank and Trust Company from time to time as its prime, base or reference rate.

8.6 DEFENSE OF THIRD PARTY CLAIMS. In the event of the assertion or commencement by any Person of any claim or Legal Proceeding (whether against the Surviving Corporation, against Parent or against any other Person) with respect to which any of the Stockholders may become obligated to hold harmless, indemnify, compensate or reimburse any Indemnitee pursuant to this Article 8, Parent shall have the right, at its election, to proceed with the defense of such claim or Legal Proceeding on its own. If Parent so proceeds with the defense of any such claim or Legal Proceeding:

         (a) all reasonable expenses relating to the defense of such claim or Legal Proceeding shall be borne and paid exclusively by the Stockholders;

         (b) each Stockholder shall make available to Parent any documents and materials in his possession or control that may be necessary to the defense of such claim or Legal Proceeding; and

         (c) Parent shall have the right to settle, adjust or compromise such claim or Legal Proceeding with the consent of the Agent (as defined in Section 9.1); provided, however, that such consent shall not be unreasonably withheld.

Parent shall give the Agent prompt notice of the commencement of any such Legal Proceeding against Parent or the Surviving Corporation; provided, however, that any failure on the part of Parent to so notify the Agent shall not limit any of the obligations of the Stockholders under this Article 8 (except to the extent such failure materially prejudices the defense of such Legal Proceeding).

8.7 EXERCISE OF REMEDIES BY INDEMNITEES OTHER THAN PARENT. No Indemnitee (other than Parent or any successor thereto or assign thereof) shall be permitted to assert any indemnification claim or exercise any other remedy under this Agreement unless Parent (or any successor thereto or assign thereof) shall have consented to the assertion of such indemnification claim or the exercise of such other remedy.

9. MISCELLANEOUS PROVISIONS

9.1 AGENT. By their approval of this Agreement at a Stockholders Meeting or by written consent, or by execution of a counterpart of this Agreement, the Stockholders irrevocably appoint Effgen as their agent for purposes of Section
1.7 and Article 8 (the "Agent"), and Effgen hereby accepts his appointment as the Agent for purposes of Section 1.7, Article 8 and amending this Agreement pursuant to Section 9.12, including without limitation amendments and modifications to the terms contained in Section 1.6 or the definition of Fair Market Value, reducing the Fair Market Value, or otherwise making changes or modifications resulting in an increase in the shares of Parent Common Stock issuable to the Stockholders. Parent shall be entitled to deal exclusively with the Agent on all matters relating to Section 1.7 and
Article 8 and shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Stockholder by the Agent, and on any other action taken or purported to be taken on behalf of any Stockholder by the Agent, as fully binding upon such Stockholder. If the Agent shall die, become disabled or otherwise be unable to fulfill his responsibilities as agent of the Stockholders, then the Stockholders shall, within ten days after such death or disability, appoint a successor agent and, promptly thereafter, shall notify Parent of the identity of such successor. Any such successor shall become the "Agent" for purposes of Article 8 and this Section 9.1. If for any reason there is no Agent at any time, all references herein to the Agent shall be deemed to refer to the Stockholders.

9.2 FURTHER ASSURANCES. Each party hereto shall execute and cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement.

9.3 FEES AND EXPENSES. Each party to this Agreement shall bear and pay all fees, costs and expenses (including legal fees and accounting fees) that have been incurred or that are incurred by such party in connection with the transactions contemplated by this Agreement, including all fees, costs and expenses incurred by such party in connection with or by virtue of (a) the investigation and review conducted by Parent and its Representatives with respect to the Company's business (and the furnishing of information to Parent and its Representatives in connection with such investigation and review), (b) the negotiation, preparation and review of this Agreement (including the Disclosure Schedule) and all agreements, certificates, opinions and other instruments and documents delivered or to be delivered in connection with the transactions contemplated by this Agreement, (c) the preparation and submission of any filing or notice required to be made or given in connection with any of the transactions contemplated by this Agreement, and the obtaining of any Consent required to be obtained in connection with any of such transactions, and (d) the consummation of the Merger; PROVIDED, HOWEVER, that, notwithstanding anything herein to the contrary, the Stockholders (and not the Company) shall be liable for all fees, costs and expenses (including without limitation legal and accounting fees) incurred by the Company exceeding an aggregate amount of $40,000 in connection with the Merger other than an amount of up to $5,000 to be paid for due diligence in connection with the contract non-contravention opinion to be issued by the Company's counsel (including without limitation all such fees, costs and expenses incurred prior to the date of this Agreement) if the Merger is consummated.

9.4 NOTICES. All notices, demands, requests or other communications that may be or are required to be given, served or sent by any party pursuant to this Agreement will be in writing (and shall be deemed to have been duly given upon receipt), will reference this Agreement and shall be mailed by registered or certified mail, return receipt requested, postage prepaid, or transmitted by courier, express delivery, hand delivery or facsimile transmission, addressed to the address set forth below. Each party may designate by notice in writing a new address to which any notice, demand, request or communication may thereafter be so given, served or sent. Each notice that is mailed, delivered or transmitted in the manner described above shall be deemed sufficiently given, served, sent and received for all purposes at such time as it is delivered to the addressee (with the return receipt, the delivery receipt or the affidavit of messenger or courier being deemed conclusive evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation

                  if to Parent:           I-many, Inc.
                                          537 Congress Street, 5th Floor
                                          Portland, Maine 04101-3353
                                          Attention: President
                                          Fax: 207-828-0864

                  with a copy to:         Lucash, Gesmer & Updegrove, LLP
                                          40 Broad Street
                                          Boston, Massachusetts 02109
                                          Attention: William Contente, Esq.
                                          Fax: 617-350-6878

                  if to Merger Sub:       Cimian Corporation
                                          537 Congress Street, 5th Floor
                                          Portland, Maine 04101-3353
                                          Attention: President
                                          Fax: 207-828-0864

                  with a copy to:         Lucash, Gesmer & Updegrove, LLP
                                          40 Broad Street
                                          Boston, Massachusetts 02109
                                          Attention: William Contente, Esq.
                                          Fax: 617-350-6878

                  if to Company:          Chi-Cor Information Management, Inc.
                                          300 West Adams Street
                                          Chicago, Illinois  60606
                                          Attention: President
                                          Fax: 312-372-3688

                  with a copy to:         McBride Baker & Coles
                                          500 W. Madison Street, 40th Floor
                                          Chicago, Illinois 60661-2511
                                          Attention: Larry M. Zanger, Esq.
                                          Fax: 312-993-9350

         if to Agent:                     302 Trinity Lane



                                                     Oak Brook, IL 60523
                                                     Attention: Karl F. Effgen
                                                     Fax: 630-920-1618


9.5 CONFIDENTIALITY. Without limiting the generality of anything contained in
Section 4.7, on and at all times after the Closing Date, each Stockholder shall keep confidential, and shall not use or disclose to any other Person, any non-public document or other non-public information in such Stockholder's possession that relates to the business of the Company or Parent.

9.6 HEADINGS. The underlined headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

9.7 COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

9.8 GOVERNING LAW. Unless otherwise indicted to the contrary, this Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of Delaware (without giving effect to principles of conflicts of laws) and the merger provisions of the IBCA.

9.9 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon: the Company and its successors and assigns (if any); the Stockholders and their respective personal representatives, executors, administrators, estates, heirs, successors and assigns (if any); Parent and its successors and assigns (if any); and Merger Sub and its successors and assigns (if any). This Agreement shall inure to the benefit of: the Company; the Company's stockholders (to the extent set forth in Section 1.5); Parent; Merger Sub; the other Indemnitees (subject to Section 8.5); and the respective successors and assigns (if any) of the foregoing. Parent may freely assign any or all of its rights under this Agreement (including its indemnification rights under Article 8), in whole or in part, to any other Person with written notice to Agent.

9.10 REMEDIES CUMULATIVE; SPECIFIC PERFORMANCE. The rights and remedies of the parties hereto shall be cumulative (and not alternative). The parties to this Agreement agree that, in the event of any breach or threatened breach by any party to this Agreement of any covenant, obligation or other provision set forth in this Agreement for the benefit of any other party to this Agreement, such other party shall be entitled (in addition to any other remedy that may be available to it) to (a) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (b) an injunction restraining such breach or threatened breach.

9.11     WAIVER.

         (a) No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

         (b) No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

9.12 AMENDMENTS. This Agreement may be amended, modified, altered or supplemented by means of a written instrument duly executed and delivered on behalf of Parent, Merger Sub, the Company and the Stockholder Agent.

9.13 SEVERABILITY. In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

9.14 PARTIES IN INTEREST. Except for Article 8, none of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties hereto and their respective successors and assigns (if any).

9.15 ENTIRE AGREEMENT. This Agreement and the other agreements referred to herein set forth the entire understanding of the parties hereto relating to the subject matter hereof and thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof and thereof.

9.16     CONSTRUCTION.

         (a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

         (b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

         (c) As used in this Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

         (d) Except as otherwise indicated, all references in this Agreement to "Articles", "Sections" and "Exhibits" are intended to refer to Articles, Sections and Exhibits to this Agreement.

9.17 STOCK SPLITS, COMBINATIONS AND SIMILAR EVENTS. Wherever appropriate in the reasonable discretion of the Board of Directors of Parent, the numbers of shares of Company Common Stock, Parent Common Stock and other securities described hereunder, and the respective Fair Market Value, price per share or other amounts, shall be equitably adjusted to reflect fully the effect of any stock split, stock dividend, stock combination, reorganization, recapitalization or similar change with respect to Parent Common Stock, Company Common Stock or other securities occurring after the date hereof, as determined by the Board of Directors of Parent in its reasonable discretion.

                [REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

         The parties hereto have caused this Agreement to be executed and delivered as of November 3, 2000.

                                         I-MANY, INC.
                                         a Delaware corporation

                                         By: /s/ A. Leigh Powell
                                            ----------------------------------
                                         Name: A. Leigh Powell
                                               -------------------------------
                                         Title: CEO and President
                                               -------------------------------

                                         CIMIAN CORPORATION,
                                         a Delaware corporation

                                         By: /s/ Timothy P. Curran
                                            ----------------------------------
                                         Name:  Timothy P. Curran
                                               -------------------------------
                                         Title: President
                                               -------------------------------


                                         CHI-COR INFORMATION
                                         MANAGEMENT, INC.
                                         an Illinois corporation

                                         By: /s/ Karl F. Effgen
                                            ----------------------------------
                                         Name:  Karl F. Effgen
                                               -------------------------------
                                         Title: President
                                               -------------------------------


                                         STOCKHOLDER AGENT:

                                            /s/ Karl F. Effgen
                                         -------------------------------------
                                                  Karl F. Effgen

                                    AS STOCKHOLDERS AND FOR THE PURPOSES OF
                                    SECTION 4.10:


                                        /s/ Timothy L. Vollman
                                    ----------------------------------------
                                             Timothy L. Vollman

                                        /s/ Karl F. Effgen
                                    ----------------------------------------
                                             Karl F. Effgen


                                    CHI-COR INFORMATION
                                    MANAGEMENT, INC. EMPLOYEE
                                    PROFIT SHAREING PLAN AND
                                    TRUST FUND FOR THE BENEFIT OF
                                    KARL F. EFFGEN

                                    By: /s/ Karl F. Effgen
                                       --------------------------------------

                                    Name:   /s/ Karl F. Effgen
                                       --------------------------------------
                                    Title:   Trustee